As filed with the Securities and Exchange Commission on ___________,
1998.                                    Registration No.  333-53523.

=====================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C. 20549
                  ----------------------------------
                       AMENDMENT NO.  1 TO THE
                              FORM SB-2
                       REGISTRATION STATEMENT
                                Under
                     The Securities Act of 1933
                  ---------------------------------

                  GRAND CENTRAL SILVER MINES, INC.
---------------------------------------------------------------------
           (Exact name of Registrant specified in charter)

Utah                     6795                     87-0429204
---------------------------------------------------------------------
(State of                (Primary Industrial      (I.R.S. Employer
Incorporation)           Classification)          I.D. Number)

                         1010 Ironwood Drive
                              Suite 105
                     Coeur d'Alene, Idaho   83814
                         Tel:  (208) 769-7340
---------------------------------------------------------------------
(Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                           Conrad C. Lysiak
                    Attorney and Counselor at Law
                   West 601 First Avenue, Suite 503
                      Spokane, Washington 99204
                            (509) 624-1475
---------------------------------------------------------------------
(Name, address, including zip code and telephone number, including area code of agents for service.)

Approximate date of commencement date or proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].


=====================================================================

                   CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------
                              Proposed  Proposed
Title of                      Maximum   maximum
each class of                 offering  aggregate      Amount of
securities to  Amount to be   price per offering       registration
be registered  registered     Share [1] price          fee
---------------------------------------------------------------------

Shares of      1,012,500      $2.375    $2,404,687.50  $728.70
Common Stock

---------------------------------------------------------------------
TOTAL REGISTRATION FEE                  $2,404,687.50  $728.70
---------------------------------------------------------------------

[1] Estimated solely for the purpose of calculating the registration fee.


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall be come effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    GRAND CENTRAL SILVER MINES, INC.

               CROSS REFERENCE SHEET PURSUANT TO
         RULE 404 (a) AND ITEM 501 (b) OF REGULATION S-B

Form S-B Item #
and Caption                        Caption in Prospectus
-------------------------------------------------------------------
 1   Front of Registration
     Statement and Outside Front
     Cover of Prospectus           FACING PAGE; CROSS REFERENCE
                                   SHEET; OUTSIDE FRONT COVER PAGE

 2   Inside Front and
     Outside Back Cover of
     Pages of Prospectus           INSIDE FRONT COVER PAGE;
                                   OUTSIDE BACK COVER PAGE
 3   Summary Information and
     Risk Factors                  PROSPECTUS SUMMARY; RISK
                                   FACTORS; THE COMPANY


 4   Use of Proceeds               PROSPECTUS SUMMARY; USE OF
                                   PROCEEDS

 5   Determination of
     Offering Price                OUTSIDE FRONT COVER PAGE; PLAN
                                   OF DISTRIBUTION

 6   Dilution                      NOT APPLICABLE

 7   Selling Securityholders       SELLING SHAREHOLDERS

 8   Plan of Distribution          INSIDE FRONT COVER PAGE; PLAN
                                   OF DISTRIBUTION

 9   Legal Proceedings             BUSINESS

10   Directors, Executive
     Officers, Promoters
     and Control Persons           MANAGEMENT

11   Security Ownership of
     Certain Beneficial
     Owners and Management         MANAGEMENT

12   Description of
     Securities                    OUTSIDE FRONT COVER PAGE;
                                   DESCRIPTION OF SECURITIES; PLAN
                                   OF DISTRIBUTION

13   Interest of Named Experts
     and Counsel                   LEGAL MATTERS; EXPERTS

Form S-B Item #
and Caption                   Caption in Prospectus
------------------------------------------------------------------

14   Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities              BUSINESS

15   Organization Within
     Last 5 Years             THE COMPANY; BUSINESS

16   Description of Business  PROSPECTUS SUMMARY; BUSINESS

17   Management's Discussion
     and Analysis or Plan of
     Operation                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS

18   Description of Property  BUSINESS

19   Certain Relationships and
     Related Transactions     MANAGEMENT

20   Market for Common Equity
     and Related Stockholder
     Matters                  DIVIDEND POLICY; PRINCIPAL
                              SHAREHOLDERS; SHARES AVAILABLE FOR
                              FUTURE SALES

21   Executive Compensation   MANAGEMENT

22   Financial Statements     FINANCIAL STATEMENTS

23.  Changes In and Disagreements
     with Accountants on
     Accounting and Financial
     Disclosures              NOT APPLICABLE

PROSPECTUS

                   GRAND CENTRAL SILVER MINES, INC.

     This Prospectus relates to the sale of 1,012,500 shares of the Company's Common Stock offered by Pines International Resorts, Inc., Edward Kanner and Twenty First Century Advisors, L.L.C., collectively hereinafter referred to as the "Selling Shareholders."

     Grand Central Silver Mines, Inc. is traded on NASDAQ under the symbol "GSLM." On May 11, 1998, the closing per share bid price for the Company's Common Stock, as reported on NASDAQ was $2.35. This price does not represent a transaction price and there is no assurance that a significant quantity of the Common Stock could be sold at this price.

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK. SEE "RISK FACTORS" located on page 7.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE COMPANY IS REQUIRED TO DELIVER AN ANNUAL REPORT TO SECURITY HOLDERS PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934, CONTAINING AUDITED FINANCIAL STATEMENTS WITH A REPORT THEREON BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS WELL AS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

     UNTIL ________________________, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The date of this Prospectus is ____________________, 1998.

---------------------------------------------------------------------
                         PROSPECTUS SUMMARY
---------------------------------------------------------------------
     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company         GRAND CENTRAL SILVER MINES, INC. (the "Company")
                    formerly known as Centurion Mines Corporation, is a U.S. mineral resource company incorporated under the laws of the State of Utah. The Company is engaged in the business of acquiring and exploring mineral properties containing silver, gold, copper, and other mineralization, with a primary emphasis on silver. See "Business."

                    The Company's offices are located at 1010
                    Ironwood Drive, Suite 105, Couer d'Alene, Idaho 83814. The Company's telephone number is (308) 769-7340.

The Offering        The Selling Shareholders are selling up to
                    1,012,500 shares of the Company's Common Stock
                    (the "Shares").  See "Description of Securities."
                    The foregoing Shares are currently outstanding.
                    The Company has 6,062,517 shares of Common Stock outstanding as of the date of this Prospectus.

Use of Proceeds     The Company will not receive any proceeds from
                    the sale of the Shares. See "Use of Proceeds" and "Proposed Business."

Risk Factors        Investment in the Shares should be considered
                    highly speculative. The Company has limited operating history and is subject to all of the inherent risks of a developing business enterprise. The Company is in need of additional capital and has no revenues. There are non-arms length transactions with affiliates involving conflicts of interest. The Company does not anticipate paying any dividends on its Common
                    Stock.

Selected Financial
    Information     The Company has no operating history and maybe
                    considered a developmental enterprise.  The
                    Company has no revenues and there is no assurance that the Company will ever have material revenues or that its operations will be profitable. The following financial data summarizes certain information concerning the Company is based upon the financial statements and notes, thereto, contained in this Prospectus. See "Financial
                    Statements."

                                                  March 31, 1998
Balance Sheet Data:                               (Unaudited)
Assets
 Current Assets     .    .    .    .    .    .    $   320,221
 Total Assets  .    .    .    .    .    .    .    $12,903,327
 Current Liabilities     .    .    .    .    .    $ 1,176,742
 Stockholders' Equity    .    .    .    .    .    $11,616,857
Total Liabilities
 & Stockholders' Equity  .    .    .    .    .    $12,903,327
Net Tangible Book Value Per Share  .    .    .    $      1.94

Income Statements Data:
 Revenue  .    .    .    .    .    .    .    .    $       -0-
 Operating expenses .    .    .    .    .    .    $   591,453
 Other expenses     .    .    .    .    .    .    $ 1,993,183
 Net loss .    .    .    .    .    .    .    .    $ 2,584,636
 Net loss per share .    .    .    .    .    .    $     (0.17)

---------------------------------------------------------------------
                             RISK FACTORS
---------------------------------------------------------------------

     THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, AND THE FOLLOWING RISK FACTORS:

     1. Status as a Public Reporting Company. The Company is a fully reporting public company. The Company has no current operating history and is subject to all risks inherent in a developing business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business in general and those specific to the natural resource industry and the competitive and regulatory environment in which the Company will operate.

     2.   Exploration Stage Company.   Mineral exploration,
particularly for gold and silver, is highly speculative in nature, frequently is nonproductive, and involves many risks, often greater than those involved in the discovery of mineralization. Such risks can be considerable and may add unexpected expenditures or delays to the Company's plans. There can be no assurance that the Company's mineral exploration activities will be successful or profitable. Once mineralization is discovered, it may take a number of years from the initial phase of drilling until production is possible, during which time the economic feasibility of production may change. A related factor is that exploration stage companies use the evaluation work of professional geologists, geophysicists, and engineers for estimates in determining whether to acquire an interest in property or to commence exploration or development work. These estimates generally rely on scientific estimates and economic assumptions, and in some instances may not be correct, and could result in the expenditure of substantial amounts of money on a property before it can be determined whether or not the property contains economically recoverable mineralization. The economic viability of a property cannot be determined until extensive exploration and development has been conducted and a comprehensive feasibility study performed. The Company currently does not have any such feasibility studies, and has not yet prepared feasibility studies on any of its properties. Moreover, the market prices of any minerals produced are subject to fluctuation, which may negatively affect the economic viability of properties on which expenditures have been made. The Company is not able to determine at present whether or not, or the extent to which, such risks may adversely affect the Company's strategy and business plans.

     3. Lack of Revenue. The Company needs additional capital but currently has no revenues. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the mineralization from the ore and, in the case of new properties, to construct mining and processing facilities.
The Company lacks a constant and continual flow of revenue. The Company currently holds certain royalty interests in several mining properties previously sold, but there is no assurance that the Company will receive royalty payments, or that the Company will otherwise receive adequate funding to be able to finance its exploration activities. The Company is looking for revenue sources on an on-going basis, but there can be no assurance that such sources can be found or that, if available, the terms of such financing will be commercially acceptable to the Company. Because of the Company's need for additional capital to fund its present operations, to complete the acquisition of certain mineral rights, and to provide for further exploration and development, the lack of consistent revenue could be a detrimental factor in the progress of the Company.

     4. Realization of Investments in Mineral Properties and Additional Capital Needs. The ultimate realization of the Company's investments in mineral properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The Company expects to finance its operations for Fiscal 1998 through the sale of equity securities, joint venture arrangements (including project financing), and the sale of interests in mineral properties. The Company does not have sufficient capital of its own to explore and develop its mineral properties and there can be no assurance that the Company will be successful in obtaining the required funds to finance its long-term capital needs.

     5. Retention and Attraction of Key Personnel. The Company's success will depend, in large part, on its ability to retain and attract highly qualified personnel. The Company's success in retaining its present staff and in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that the Company will be successful in retaining or attracting highly qualified individuals in key management positions.

     6. Regulatory Concerns. Environmental and other government regulations at the federal, state and local level pertaining to the Company's business and properties may include: (a) surface impact;
(b) water acquisition; (c) site access; (d) reclamation; (e) wildlife preservation; (f) licenses and permits; and, (e) maintaining the fees for unpatented mining claims. See "Business - Government Regulation and Environmental Concerns."

     7. Working Capital Deficits; Accumulated Deficit; Working Capital Deficit; Auditor's Report. Although it commenced operations more than two years ago, the Company remains in the development stage. At December 31, 1997, the Company had working capital deficit of $254,536 and an accumulated deficit of $12,648,995, which deficits and losses are expected to continue for the foreseeable future. The Company's operations are subject to numerous risks associated with the mining industry.

     8. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its Officers and Directors who exercise control over the day to day affairs of the Company. There can be no assurance as to the volume of business, if any, which the Company may succeed in obtaining, nor that its proposed operations will prove to be profitable. See "Proposed Business" and "Management."

     9. Indemnification of Officers and Directors for Securities Liabilities. The Bylaws of the Company provide that the Company may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Nevada Business Corporation Act. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

     10. Cumulative Voting, Preemptive Rights and Control. There are no preemptive rights in connection with the Company's Common Stock. The shareholders purchasing in this offering may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future.
Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors. See "Description of the Securities."

     11. Public Shareholders will Suffer the Greatest Losses if the Company is Unsuccessful. If the Company's future operations are successful, the present shareholders will realize substantial benefits from the Company's growth. If the Company's future operations are unsuccessful, the persons who purchase the Shares offered hereby will sustain the principal losses of such cash investment. See "Dilution."

     12. Potential Future Sales Pursuant to Rule 144. Approximately 6,062,517 shares of Common Stock presently issued and outstanding of which 3,545,486 shares are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two (2) years. Hence, the possible sale of these restricted shares may, in the future dilute an investors percentage of free-trading shares and may have a depressive effect on the price of the Company's securities and such sales, if substantial, might also adversely effect the Company's ability to raise additional equity capital. See "Description of Securities - Shares Eligible for Future Sale."

     13. No Dividends. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, the Company has not paid any cash dividends. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. As the Company will be required to obtain additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends. See "Dividend Policy" and "Description of Securities."

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SHARES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

---------------------------------------------------------------------
                       SELECTED FINANCIAL DATA
---------------------------------------------------------------------

     The selected financial data presented below has been derived from the financial statements of the Company, which financial statements have been examined by Jones, Jensen + Company, independent public accountants, as indicated in their report included elsewhere herein. The information below should be read in conjunction with the Company's Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reasons set forth in the "Prospectus Summary - Risk Factors" the information shown below may not be indicative of the Company's future results of operations.

This table has been split for EDGAR transmission.

                                        03/31/98       03/31/97
RESULTS OF OPERATION:
  Revenues                              $         0    $         0
  Net Income (loss)                      (2,584,636)      (332,609)
  Net income (loss)
    per common share                           (.17)          (.01)
Balance Sheet Data:
  Total assets                          $12,903,327    $10,249,679
  Working capital (deficit)                (856,521)      (115,711)
  Long-term debt                             77,004        106,436
  Stockholders'equity                   $11,616,349    $ 9,691,884

                   1997        1996        1995        1994        1993
RESULTS OF OPERATION:
 Revenues          $        0  $        0  $        0  $        0  $        0
 Net Income (loss) (1,659,875) (1,660,483) (2,635,655) (2,372,790) (1,142,513)
 Net income (loss)
  per common share       (.06)       (.07)       (.11)       (.12)       (.06)
Balance Sheet Data:
 Total assets     $10,412,074 $ 9,770,328 $ 8,658,470 $ 8,492,800 $ 4,161,162
 Working capital
  (deficit)          (186,958)     16,695     (51,771)    637,171     290,104
 Long-term debt        93,045     106,436           0           0           0
 Stockholders'
  equity          $ 9,851,349 $ 9,256,926 $ 8,265,862 $ 7,940,307 $ 3,828,689

---------------------------------------------------------------------
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------------

     Please read this discussion and analysis together with the Company's audited financial statements located at the end of this report on Prospectus. This is management's analysis of the Company's present financial status. It is not a forecast of what may occur in the future. There are some statements below that discuss future events involving risks and uncertainties that could result in materially different outcomes than those projected. However, the Company cannot control or predict many of these risks and uncertainties. We have tried to describe these and other risks and uncertainties in our SEC filings, but please do not overly rely on forward-looking statements made by the Company.

Comparison of Results of Operations in 1997, 1996 and 1995.

     Historically, the Company has not had revenues, and had none in 1997, 1996 and 1995. Instead, it receives operating funds from income sources other than revenue, such as the option and sale of property and royalty interests, the sale of equity securities, and interest on investments. The income from these sources fluctuates irregularly from year to year, causing a significant impact on operating results. During 1997, 1996 and 1995 the Company did not receive any income from advance mineral royalties, reimbursements related to venture properties, or from the sale of properties. Consequently, there was no corresponding cost of mineral properties sold. However, the Company was successful in 1997, 1996 and 1995 in obtaining additional equity investments and in acquiring various mineral properties. Therefore, management of the Company believes the nature and level of general and administrative expenditures is appropriate, given the lack of operating revenue.

     In summary, the Company's total operating costs decreased 25 percent in 1997 ($1.88 million) as compared to 1996 ($2.29 million), primarily because of cutbacks in personnel and other overhead costs, after increasing by 10 percent from 1995 ($2.09 million) to 1996. The 1997 decrease in operating costs, however, was offset by an equal decrease in non-revenue income from 1996. The 1996 increase in operating costs over 1995, on the other hand, was more than offset by the added income from securities sales and absence of losses from investments that were experienced in 1995. These changes resulted in a net loss for the Company of $1.66 million in each of 1997 ($0.06 per share) and 1996 ($0.07 per share), compared with a net loss of $2.64 million in 1995 ($0.11 per share).

     General and administrative expenses decreased from $1,886,451 in 1996, to $1,471,975 in 1997. The decrease is primarily the result of reductions in personnel and payroll expense, which had increased from 1995 to 1996. Accounting fees decreased from $51,209 in 1996 to $39,371 in 1997, which was a significant decrease from 1995 ($118,000). These decreases resulted from continued reductions in the number and value of common shares issued to accounting personnel for services, the reduction of personnel in the accounting department, and in the fees paid to the Company's independent public accountants. Also, fees paid to consultants for technical, promotional and administrative work decreased from $476,975 in 1996 to $360,953 in 1997, which also was a significant decrease from 1995 ($679,000). These decreases resulted from continued reductions in the number of consultants engaged by the Company. Office leasing costs have increased from 1995 ($51,000) and 1996 ($76,600) to 1997
($119,968) due to the expansion of field offices and the increasing need for additional office space for technical and support services.

     In an effort to preserve cash, the Company has traditionally paid some of its expenses by issuing shares of common stock. The Company paid directors' fees in 1997, 1996 and 1995 by issuing shares of common stock and accounting for accruals of unissued shares. The value of the shares issued and accrued, however, varies from year to year because their valuation is determined directly by the market price on the issuance date. Also, 1995 was the final year in which the value of share issuances by Royal Silver to its directors was added to the Company's general and administrative expense due to the non-consolidation of Royal Silver's accounts following its reorganization in 1995 with a non-related company.

     The difference in interest and other income from 1996 ($155,946) to 1997 ($87,748) was due to a one-time option to purchase stock that occurred in 1996. On the other hand, interest and other income greatly increased from 1995 ($29,956) to 1996, primarily because of receipts from joint venture payments, increases in management consulting fees paid to the Company, and from the sale of an option regarding the Company's Royal Silver stock holdings.

     During 1996 and 1997, the Company did not incur any loss from dilution of equity investment in any of its subsidiaries, in contrast to 1995, in which the Company experienced a loss of $686,809 on its investments accounted for under the equity method, due to the reduction in its ownership in Royal Silver to 21.1 percent brought about as a result of its reorganization with a non-related company.

     In fiscal 1997 and 1996, the Company recognized a gain from the sale of securities it held in Royal Silver common stock. In 1995, the Company did not sell any of its securities and there was no such gain.

     In 1997 and 1995, unlike 1996, the Company experienced a loss from the disposition of assets. The 1997 loss resulted from the abandonment of a leasehold interest, and the 1995 loss resulted from the abandonment of property held by a subsidiary of the Company.

Financial Condition.

     In summary, at September 30, 1997, the Company had a cash balance of $30,080 and accounts receivable of $26,312, of which $25,012 was collected subsequent to year end, and negative working capital of $186,958. In comparison, at September 30, 1996, the

Company had a cash balance of $133,556 and accounts receivable of $33,842, with a positive working capital of $16,695. The Company funded its cash expenditures in 1997 and 1996 primarily by issuing common stock for cash. In 1997, the Company received $1,219,559 from the sale of its common stock at an average price of $0.43 per share, and $1,578,266 in 1996 at an average price of $1.03 per share. These funds were used for current and past operating expenses. The Company did not expend any cash in 1997 or 1996 to acquire interests in subsidiary companies. The Company's long-term debt of $93,045 is in the form of notes payable to purchase equipment and a promissory note to purchase mining claims.

     The amount of cash used by the Company's operations decreased from $521,981 in 1996, to $444,665 in 1997, by focusing resources and reducing overhead costs. The amount of cash used by the Company on acquisition and exploration of mineral properties increased from $506,262 in 1996 to $793,418 in 1997, primarily due to the increase in personnel and resources to hasten the completion of the permitting and construction for the OK Copper Mine project. The Company expended $155,043 in 1997, and $250,551 in 1996, to acquire property and equipment.

     The Company's long term debt is partially related to the lease of equipment that was acquired during fiscal 1996. The other multi-year obligations of the Company are note payments on mining claims the Company has purchased, and payments on mining claim leases that are cancelable at the Company's option. Moreover, if the Company is not successful in raising additional equity capital, selling some of its equipment, land, or equity securities, or negotiating beneficial joint venture business arrangements, the Company will reduce the level of expenditures by releasing some properties, thereby eliminating their associated costs to match the Company's cash flow position.

     Management expects the Company's consolidated cash expenditures, in addition to those associated with the OK Copper Mine, which are expected to be borne in full by Nevada Star Resource Corp., will approximate $530,000 during fiscal 1998. The anticipated cash expenditures consist of the following: $80,000 for exploration and development activities; $50,000 for production-related activities; $10,000 for acquisition of mineral properties; $30,000 for property lease payments; and $360,000 for general and administrative expenses. These cash expenditures are expected to be primarily funded from:
$200,000 from the private sale of the Company's common stock; $70,000 from the sale of surplus equipment and land; $200,000 from the sale of Nevada Star common stock and/or the partial liquidation of Royal common stock; and $60,000 from joint venture business activities. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milfred District.

Results of Operations - March 31, 1998 compared with March 31, 1997.

     The Company posted losses of $2,584,636 and $2,956,748 for the three months and six months ending March 31, 1998, respectively. The principal component of each loss was the write-down in March 1998 of $2,000,000 of mineral properties considered by management to have less value than originally recorded cost. There were no revenues during the first six months of fiscal 1997 or fiscal 1998.

     Operating expenses for the six months ending March 31, 1998 were $977,335, down almost $100,000 from the corresponding period of the prior year primarily as a result of greatly reduced mineral lease expenditures. General and administrative expenses of $832,098 for the first six months of fiscal 1998 compared favorably with $845,086 for the same period of the preceding year.

     These condensed consolidated financial statements include the following companies, with the state of incorporation and percentage of ownership as shown: Centurion Mines Corporation, Utah, 100%; Centurion Exploration Incorporated, Utah, 100%; Dotson Exploration Company, Nevada, 100%; Mammoth Mining Company, Nevada, 81.8%; The Gold Chain Mining Company, Utah, 61.1%; and Tintic Coalition Mines Corporation, Utah, 80%.

Liquidity and Capital Resources.

     In comparing the Company's financial condition at the end of fiscal years 1997, 1996 and 1995, management determined that for fiscal 1998 it would be in the Company's best interests to reorganize its corporate and financial structure by acquiring the assets of Royal Silver Mines, Inc., through the tender offer of Centurion shares, while continuing its business arrangement with Nevada Star to complete the mining copper production facility and begin operations at the OK Copper Mine project, which upon completion, is expected to result in significant cash flow to the Company. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milfred District.

     The Company's accounts receivable at the end of fiscal 1997, of $26,312, was due from a non-interest bearing advance made by the Company to a related party. The $5,000 receivable at September 30, 1996, was for a routine item due the Company. Prepaid mining leases decreased primarily due to a net relinquishment of leased mineral properties. Mineral properties, however, increased from $8,849,485 at September 30, 1996, to $9,648,747 at September 30, 1997, as a result of investments in and the acquisition and exploration of properties and of equity investments in cash.

     Accounts payable increased from $206,622 as of September 30, 1996, to $295,301 as of September 30, 1997, primarily because of reduced cash flow. The accrued expenses payable decreased from $45,587 as of September 30, 1996 to $24,029 as of September 30, 1997.
For fiscal 1996, this expense item was the result of the accrual of employees' salaries, associated taxes and workers compensation insurance. Directors' fee shares are issued only upon the fulfillment of certain conditions, but the fees are recorded on the Company's books at the earliest time that fees could become due, even though all of the conditions may not be met until a later date.

     During the years ended September 30, 1997 and 1996, the Company made non-interest bearing advances to related parties of $50,000 and $25,000, respectively, and received payments from related parties of $49,164 and $193,997, respectively. During the years ended September 30, 1997 and 1996, the Company received advances from a shareholder of $2,000 and $5,961, respectively, and made payments of $3,646 and $32,800, respectively, on those and prior advances.

     At March 31, 1998, there was deficit working capital of $(856,521) compared to deficit working capital of $(186,958) at September 30, 1997. This change is primarily the result of mineral property acquisitions funded with short-term debt.

     At March 31, 1998, the Company owned 1,091,267 shares of Royal Silver Mines, Inc. common stock, which was approximately seven percent of the total shares outstanding as of March 31, 1998. The current market value of this stock is about $0.46 per share (see Note
3).

     The Company's total assets consist primarily of interests in mineral properties. This asset increased from $9,648,747 at September 30, 1997, to $11,084,400 as of March 31, 1998. The
increase is due primarily to the acquisition from Royal Silver Mines, Inc., of certain Coeur d'Alene silver properties and patented mining claims and a working interest in a joint venture. The acquisition cost of these properties of $3,435,653 was largely offset by the Company's writedown of $2,000,000 of other mineral properties considered by management to have less value than their recorded cost.

     During the six months ended March 31, 1998, the Company's operations provided $8,946 of cash, as compared to using $77,933 of cash during the same period in the preceding year. While expenses paid through the issuance of common stock during the first six months of each fiscal year remained roughly consistent, there were substantially more acquisitions of mineral properties and investments in 1998, almost all of which were financed by the issuance of common stock (which aggregated $2,549,550), and to a smaller extent by promissory notes ($750,000). By contrast, there was no funding in the first six months of 1997 from notes or lenders, although cash generated by stock sales was $763,700 in the first six months of 1997 as opposed to only $75,646 in the first half of fiscal year 1998. There was a receivable of $1,125,000 generated in March 1998 from the sale of common stock, with the first portion of the cash funding ($300,000) from this transaction received in early April 1998.

     The Company does not have sufficient capital to fully explore and develop its mineral properties, nor does the Company currently have continuing revenues. The Company plans to continue financing its exploration activities through joint ventures, production activities, equity or debt funding, or by selling properties and retaining royalty interests. In addition, the Company holds royalty interests on properties sold during fiscal years 1992 and 1997 that are currently under exploration and development by other, larger mining companies.

Other Matters.

     The Company believes its operations are presently in substantial compliance with the comprehensive federal, state and local requirements applicable to air and water quality, environmental safety, and similar matters. Failure to comply with these laws, regulations and permits could result in delays in operations, injunctive actions, damages, and civil and criminal penalties. As the Company expands, changes or adds operations it may be required to obtain amended or additional permits or authorizations, and will continue to seek full compliance.

     Given management's significant reliance on the issuance of capital stock for various purposes, the following table summarizes by category the number of shares and the total value assigned to the shares for each of the fiscal years 1997, 1996 and 1995. All shares issued to affiliates of the Company are assigned a dollar value on the books at their market value. Nonrestricted, free-trading shares issued to non-affiliates are also valued at market. The value assigned is determined based on the average of the bid and ask price on the date of issuance. By comparison, the value assigned to restricted shares is determined based on other issuances of restricted shares for cash, which generally has been 66 percent of the value of nonrestricted shares on the date of issuance.

---------------------------------------------------------------------
                          USE OF PROCEEDS
---------------------------------------------------------------------

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


---------------------------------------------------------------------
                           DIVIDEND POLICY
---------------------------------------------------------------------

     The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operations of its business. See "Risk Factors - No Dividends Anticipated."

---------------------------------------------------------------------
                              GLOSSARY
---------------------------------------------------------------------

Acid Mine Drainage       Acidic run-off water from mine waste dumps
                         mill tailings ponds containing sulfide
                         minerals.  Also refers to ground water
                         pumped to surface from mines.

Adit An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.

Alteration               Any physical or chemical change in a rock or
                         mineral subsequent to its formation. Milder and more localized than metamorphism.

Anticline                An arch or fold in layers of rock shaped
                         like the crest of a wave.

Assay A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Backfill Waste material used to fill the void created by mining an orebody.

Ball Mill                A steel cylinder filled with steel balls
                         into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

Basement Rocks           The underlying or older rock mass.  Often
                         refers to rocks of Precambrian age which may be covered by younger rocks.

Base Metal               Any non-precious metal (e.g. copper, lead,
                         zinc, nickel, etc.).

Bedding                  The arrangement of sedimentary rocks in
                         layers.

Block Caving             An inexpensive method of mining in which
                         large blocks of ore are undercut, causing the ore to break or cave under its own weight.

Breccia                  A rock in which angular fragments are
                         surrounded by a mass of fine-grained
                         minerals.

Bulk Mining              Any large-scale, mechanized method of mining
                         involving many thousands of tons of ore
                         being brought to surface per day.

Cathode A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wirebars, billets, ingots, etc.

Chalcocite               A sulfide mineral of copper common in the
                         zone of secondary enrichment.

Channel Sample           A sample composed of pieces of vein or
                         mineral deposit that have been cut out a small trench or channel, usually about ten cm wide and two cm deep.

Chute An opening, usually constructed of timber and equipped with a gate, through which ore is drawn from a stope into mine cars.

Complex Ore              An ore containing a number of minerals of
                         economic value. The term often implies that there are metallurgical difficulties in liberating and separating the valuable metals.

Cone Crusher             A machine which crushes ore between a
                         gyrating cone or crushing head and an
                         inverted, truncated cone known as a bowl.

Concentrate              A fine, powdery product of the milling
                         process containing a high percentage of
                         valuable metal.

Conglomerate             A sedimentary rock consisting of rounded
                         water-worn pebble or boulders cemented into a solid mass.

Contact A geological term used to describe the line or plane along which two different rock formations meet.

Core The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

Crosscut A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.

Cut-and-fill             A method of stopping in which ore is removed
                         in slices, or lifts, and then the excavation is filled with rock or other waste material
                         (backfill), before the subsequent slice is extracted.

Cyanidation              A method of extracting exposed gold or
                         silver grains from crushed or ground ore by dissolving it in a weak cyanide solution.
                         May be carried out in tanks inside a mill or in heaps of ore out of doors.

Decline An underground passageway connecting one or more levels in a mine, providing adequate traction for heavy, self-propelled equipment. Such underground openings are often driven in an upward or downward spiral, much the same as a spiral staircase.

Development              Work carried out for the purpose of opening
                         up a mineral deposit and making the actual ore extraction possible.

Development Drilling     Drilling to establish accurate estimates of
                         mineral reserves.

Diamond Drill            A rotary type of rock drill that cuts a core
                         of rock that is recovered in long
                         cylindrical sections, two centimeters or more in diameter.

Dilution (mining)        Rock that is, by necessity, removed along
                         with the ore in the mining process,
                         subsequently lowering the grade of the ore.

Dip The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

Disseminated Ore         Ore carrying small particles of valuable
                         minerals spread more or less uniformly
                         through the hose rock.

Dore Unparted gold and silver poured into molds when molten to form buttons or bars.
                         Further refining is necessary to separate the gold and silver.

Drift                    A horizontal underground opening that
                         follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Drill-Indicated Reserves The size and quality of a potential orebody as suggested by widely spaced drill holes;
                         more work is required before reserves can be classified as probable or proven.

Due Diligence            The degree of care and caution required
                         before making a decision; loosely, a
                         financial and technical investigation to determine whether an investment is sound.

Electrolytic Refining    The process of purifying metal ingots that
                         are suspended as anodes in an electrolytic bath, alternated with refined sheets of the same metal which act as starters or cathodes.

Environmental Impact
     Study               A written report, compiled prior to a
                         production decision, that examines the
                         effects proposed mining activities will have on the natural surroundings.

Epithermal Deposit       A mineral deposit consisting of veins and
                         replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

Exploration              Work involved in searching for ore, usually
                         by drilling or driving a drift.

Face The end of a drift, crosscut or stope in which work is taking place.

Fissure An extensive crack, break or fracture in rocks.

Float Pieces of rock that have been broken off and moved from their original location by natural forces such as frost or glacial action.

Flotation                A milling process in which valuable mineral
                         particles are induced to become attached to bubbles and float, and others sink.

Footwall The rock on the underside of a vein or ore structure.

Fracture A break in the rock, the opening of which allows mineral bearing solutions to enter. A "cross-fracture" is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Free Milling             Ores of gold or silver from which the
                         precious metals can be recovered by
                         concentrating methods without resort to
                         pressure leaching or other chemical
                         treatment.

Galena Lead sulfide, the most common ore mineral of lead.

Gossan The rust-colored capping or staining of a mineral deposit, generally formed by the oxidation or alteration of iron sulfides.

Grab Sample              A sample from a rock outcrop that is assayed
                         to determine if valuable elements are
                         contained in the rock. A grab sample is not intended to be representative of the deposit, and usually the best-looking material is selected.

Grade                    The average assay of a ton of ore,
                         reflecting metal content.

Hangingwall              The rock on the upper side of a vein or ore
                         deposit.

Head Grade               The average grade of ore fed into a mill.

Heap Leaching            A process involving the percolation of a
                         cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

High Grade               Rich ore.  As a verb, it refers to selective
                         mining of the best ore in a deposit.

Host Rock                The rock surrounding an ore deposit.

Hydrometallurgy          The treatment of ore by wet processes (e.g.,
                         leaching) resulting in the solution of a metal and its subsequent recovery.

Intrusive                A body of igneous rock formed by the
                         consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Lagging Planks or small timbers placed between steel ribs along the roof of a stope or drift to prevent rocks from falling, rather than to support the main weight of the overlying rocks.

Lens Generally used to describe a body of ore that is thick in the middle and tapers towards the ends.

Level The horizontal openings on a working horizon in a mine; it is customary to work mines from a shaft, establishing levels at regular intervals, generally about 50 meters or more apart.

Limestone                A bedded, sedimentary deposit consisting
                         chiefly of calcium carbonate.

Lode                     A mineral deposit in solid rock.

Metamorphic Rocks        Rocks which have undergone a change in
                         texture or composition as the result of heat and/or pressure.

Mill A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal.

Milling Ore              Ore that contains sufficient valuable
                         mineral to be treated by the milling
                         process.

Mineable Reserves        Ore reserves that are known to be
                         extractable using a given mining plan.

Mineral A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Mineralized Material
     or Deposit          A mineralized body which has been delineated
                         by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

Muck                     Ore or rock that has been broken by
                         blasting.

Native Metal             A metal occurring in nature in pure form,
                         uncombined with other elements.

Net Profit Interest      A portion of the profit remaining after all
                         charges, including taxes and bookkeeping charges (such as depreciation) have been deducted.

Net Smelter Return       A share of the net revenues generated from
                         the sale of metal produced by a mine.

Open Pit A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

Ore Material that can be mined and processed at a positive cash flow.

Ore Pass                 Vertical or inclined passage for the
                         downward transfer of ore connecting a level with the hoisting shaft or a lower level.

Orebody A natural concentration of valuable material that can be extracted and sold at a profit.

Ore Reserves             The calculated tonnage and grade of
                         mineralization which can be extracted
                         profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.

Oreshott The portion, or length, of a vein or other structure, that carries sufficient valuable mineral to be extracted profitably.

Oxidation                A chemical reaction caused by exposure to
                         oxygen that results in a change in the
                         chemical composition of a mineral.

Participating Interest   A company's interest in a mine, which
                         entitles it to a certain percentage of
                         profits in return for putting up an equal percentage of the capital cost of the project.

Patent The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary because all mineral rights have been earned.

Patented Mining Claim    A parcel of land originally located on
                         federal lands as an unpatented mining claim under the General Mining Law, the title of which has been conveyed from the federal government to a private party pursuant to the patenting requirements of the General
                         Mining Law.

Pillar A block of solid ore or other rock left in place to structurally support the shaft, walls or roof of a mine.

Porphyry Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundness.

Precambrian Shield       The oldest, most stable regions of the
                         Earth's crust, the largest of which is the Canadian Shield.

Prospect A mining property, the value of which has not been determined by exploration.

Proven and Probable
     Mineral Reserves    Reserves that reflect estimates of the
                         quantities and grades of mineralized
                         material at a mine which the Company
                         believes could be recovered and sold at
                         prices in excess of the cash cost of
                         production. The estimates are based largely on current costs and on projected prices and demand for such mineralized material.
                         Mineral reserves are stated separately for each such mine, based upon factors relevant to each mine. Proven and probable mineral reserves are based on calculations of reserves provided by the operator of a property that have been reviewed but not independently confirmed by the Company.
                         Changes in reserves represent general
                         indicators of the results of efforts to
                         develop additional reserves as existing
                         reserves are depleted through production.
                         Grades of ore fed to process may be
                         different from stated reserve grades because of variation in grades in areas mined from time to time, mining dilution and other factors. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.

Propable Reserves        Resources for which tonnage and grade and/or
                         quality are computed primarily from
                         information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced.
                         The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven Reserves          Resources for which tonnage is computed from
                         dimensions revealed in outcrops, trenches, workings or drill holes and for which the grade and/or quality is computed from the results of detailed sampling. The sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established. The computed tonnage and grade are judged to be accurate, within limits which are stated, and no such limit is judged to be different from the computed tonnage or grade by more than 20 percent.

Raise A vertical or inclined underground working that has been excavated from the bottom upward.

Rake The trend of an orebody along the direction of its strike.

Reclamation              The restoration of a site after mining or
                         exploration activity is completed.

Recovery The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Replacement Ore          Ore formed by a process during which certain
                         minerals have passed into solution and have been carried away, while valuable minerals from the solution have been deposited in the place of those removed.

Reserves That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "Ore" when dealing with metalliferous minerals.

Resources                The calculated amount of material in a
                         mineral deposit, based on limited drill
                         information.

Rib Samples              Ore taken from rib pillars in a mine to
                         determine metal content.

Rockbolting              The act of supporting openings in rock with
                         steel bolts anchored in holes drilled
                         especially for this purpose.

Rockburst                A violent release of energy resulting in the
                         sudden failure of walls or pillars in a
                         mine, caused by the weight or pressure of the surrounding rocks.

Rock Mechanics           The study of the mechanical properties of
                         rocks, which includes stress conditions
                         around mine openings and the ability of
                         rocks and underground structures to
                         withstand these stresses.

Room-and-Pillar Mining   A method of mining flat-lying ore deposits
                         in which the mined-out area, or rooms, are separated by pillars of approximately the same size.

Rotary Drill             A machine that drills holes by rotating a
                         rigid, tubular string of drill rods to which is attached a bit. Commonly used for drilling large-diameter blastholes in open pit mines.

Royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

Run-of-Mine              A loose term used to describe ore of average
                         grade.

Sample                   A small portion of rock or a mineral
                         deposit, taken so that the metal content can be determined by assaying.

Secondary Enrichment     Enrichment of a vein or mineral deposit by
                         minerals that have been taken into solution from one part of the vein or adjacent rocks and redeposited in another.

Shaft A vertical or steeply inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

Shear or Shearing        The deformation of rocks by lateral movement
                         along unnumberable parallel planes,
                         generally resulting from pressure and
                         producing such metamorphic structures as cleavage and schistosity.

Shrinkage Stopping       A stopping method which uses part of the
                         broken ore as a working platform and as
                         support for the walls of the stope.

Siderite Iron carbonate, which when pure, contains 48.2% iron; must be roasted to drive off carbon dioxide before it can be used in a blast furnace. (Roasted product is called sinter.)

Skarn Name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite formation.

Solvent Extraction-Electrowinning
     G(SX/EW) A metallurgical technique, so far applied only to copper ores, in which metal is dissolved from the rock by organic solvents and recovered from solution by electrolysis.

Sphalerite               A zinc sulfide mineral; the most common ore
                         mineral of zinc.

Step-out Drilling        Holes drilled to intersect a mineralization
                         horizon or structure along strike or down dip.

Stockpile                Broken ore heaped on surface, pending
                         treatment or shipment.

Stope Underground excavation from which ore has been extracted either above or below mine level.

Stratigraphy             Strictly, the description of bedded rock
                         sequences; used loosely, the sequence of bedded rocks in a particular area.

Strike The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Stringer A narrow vein or irregular filament of a mineral or minerals traversing a rock mass.

Stripping Ratio          The ratio of tons removed as waste relative
                         to the number of tons or ore removed from an open pit mine.

Sublevel A level or working horizon in a mine between main working levels.

Sulfide                  A compound of sulfur and some other element.

Tailings Material rejected from a mill after more of the recoverable valuable minerals have been extracted.

Tailings Pond            A low-lying depression used to confine
                         tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.

Trend The direction, in the horizontal plane, or a linear geological feature (for example, an ore zone), measured from true north.

Troy Ounce               Unit of weight measurement used for all
                         precious metals.  The familiar 16-ounce
                         avoirdupois pound equals 14.583 Troy Ounces.

Unpatented Mining Claim  A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim under the General Mining Law.

Vein A mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

Volcanogenic             A term used to describe the volcanic origin
                         of mineralization.

Vug A small cavity in a rock, frequently lined with well-formed crystals. Amethyst commonly forms in these cavities.

Wall Rocks               Rock units on either side of an orebody.
                         The hanging-wall and footwall rocks of an orebody.

Waste                    Barren rock in a mine, or mineralized
                         material that is too low in grade to be
                         mined and milled at a profit.

Winze                    An internal shaft.

Zone of Oxidation        The upper portion of an orebody that has
                         been oxidized.

---------------------------------------------------------------------
                              BUSINESS
---------------------------------------------------------------------

REORGANIZATION OF THE COMPANY

     Since filing its last Form 10-K for the period ended September 30, 1997, the Company has undergone significant changes in both its management and corporate and capital structure. On January 30, 1998, the shareholders of the Company approved a name change from Centurion Mines Corporation, under which the Company had been conducting its business for over ten years, to Grand Central Silver Mines, Inc. (the "Company"). Also, on the same date, the shareholders approved a 1 for 10 reverse split of the capital stock of the Company which became effective on January 30, 1998. All information contained herein reflects the foregoing 1 for 10 reverse split.

     On February 5, 1998, Dr. Spenst Hansen resigned as Chairman of the Board and was replaced by Mr. Howard Crosby. Also, Dr. Hansen resigned as CEO/President, a position he occupied for the last decade, and was replaced by Mr. John Ryan. Effective April 15, 1998, Dr. Hansen resigned entirely from the Board of the Company to pursue his retirement. The Company has initiated legal action against Dr. Hanson as a result of his activity while an officer and director of the Company. See "Litigation." These changes will be noted and reflected in this filing and in the upcoming Form 10-Q.

     This Prospectus incorporates these changes by referring to the Company under its new name "Grand Central Silver Mines," or simply the "Company." In some instances the name Centurion will remain primarily for purposes of clarity. Also, this filing will refer to share issuances made after January 30, 1998 as "post-split", and will for the most part leave share issuances prior to that date unadjusted. If an adjustment is made, the notation "post-split" will be added.

DESCRIPTION OF THE COMPANY

Background.

     The Company (formerly "Centurion Mines Corporation"), including its subsidiaries, is a U.S. mineral resource company actively engaged in the acquisition and exploration of mineral properties containing gold, silver, copper, and other mineralization. In addition to its activities for its own account, the Company conducts business through its subsidiaries. The Company operates its business as an exploration and development mining company, meaning that it receives and generally intends to receive income from property sales, joint ventures or other business arrangements with larger companies, as well as, if warranted, developing and placing its own properties into production.

     The Company controls considerable mining and mineral exploration properties through leases, options, and mining claims in the States of Utah and Nevada and in Mexico. It holds production royalties on one additional mineral property in Utah. In Utah, these properties primarily lie in two geographical regions, the Millard/Beaver Counties area, westerly from Milford, Utah, and the Tintic mining district, including the West Tintic area, about 70 miles southwesterly from Salt Lake City, Utah. In Nevada, these properties are located in Churchill County. In Mexico, the Company has a joint venture on a property located in Coahuila state on the Chihuahua border, about 200 km south of the Big Bend of Texas.

History.

     The Company's predecessor company was formed in 1979 as the Tintic Joint Venture partnership and subsequently was incorporated in Utah in 1984. The Company was accepted as a "Small Cap Company" for listing on the National Association of Securities Dealers Automated Quotations System (NASDAQ) in November 1988. As Centurion Mines Corporation, the Company traded under the symbol "CTMC." The Company's current trading symbol is "GSLM".

     Since its incorporation, the Company operated as an exploration and mining property development company, and has held joint ventures and exploration contracts with a number of major mining companies. Centurion Mines carried out exploration and development activities throughout Utah and also in the State of Washington.

     In late 1997, Centurion management made a decision to reorganize based on several factors. First, due to changes implemented by the NASD, the Company faced a potential de-listing since its common stock was trading below $1 per share, and the NASD had informed the Company that the stock needed to trade above $1 by the end of February 1998. Second, the Company had consistently had difficulty raising financing in the capital markets, and due to its existing capital structure and low share price, this situation was not expected to improve. Third, the Company had significant accounts payable, and although the Company held substantial mineral property assets, these were for the most part illiquid. Hence, the growing burden of accounts payable, if not resolved, could conceivably result in some of the mineral property assets being foreclosed to satisfy claims of creditors. This result would have had a serious impact on the Company's business plan and long-term strategy.

RECENT DEVELOPMENTS.

     In November 1997, Centurion management made the decision to explore a possible merger with Royal Silver Mines, Inc. ("Royal Silver") by a tender of Centurion shares, and thereby direct the Company's focus to high grade silver properties held by each company. Also in November, the Company entered into a business arrangement with Nevada Star Resources to proceed with the Company's plan to begin mine production at its properties at the OK Mine project. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milfred District.

     As a result of discussions with Royal Silver, management formulated a plan to reorganize by undertaking a reverse split, name change, and to re-focus the operations of the Company on projects which had a high potential for the discovery of silver. On January 30, 1998 the company held its annual shareholders meeting at which the shareholders approved a 1 for 10 reverse stock split effective February 2, 1998 and name change to Grand Central Silver Mines, Inc. Shortly thereafter, the Company's common stock began trading under a new symbol, "GSLM" on the NASDAQ Small Cap. After the reverse split, the share price has been well above the $1 minimum mark required by NASDAQ.

     On February 5, 1998 the Company held its annual Board of Directors meeting for the purpose of naming new officers and appointing a new Chairman. At this meeting, Mr. Howard Crosby was named Chairman, John Ryan was named President, and Carlos Chavez was retained as Secretary and Treasurer. Ms. Shari Garber was named Assistant Secretary and is also the Administrator of the Company. Mr. Ryan has since appointed Mr. Jerry Stacey as General Manager, and Mr. Barry Katona has been retained as Manager of Utah operations. Operational personnel in Utah were reduced by over 60% and the Company has finalized moving its headquarters to Coeur d'Alene, Idaho. It should be noted that Mr. Crosby, Mr. Ryan, Mr. Stacey, and Ms. Garber are also Directors, Officers, and/or employees of Royal Silver Mines, and this management change at the Company is ostensibly the first step toward an eventual combination of the two companies.

Focus on Silver Properties.

     As noted above, the Company began exploring a possible merger with Royal Silver in late-1997 and is still in the process of evaluating this combination. This combination was intended to enhance the Company's emphasis on silver. Although such merger has not been fully consummated, the Company has acquired several projects formerly controlled by Royal Silver and has proceeded to acquire other new mining properties with known silver reserves or potential. There is no assurance, however, that a merger with Royal Silver will ever take place.

     The Company acquired the Coeur d'Alene Syndicate property in the Coeur d'Alene mining district in December 1997 from Royal Silver in exchange for 500,000 shares of Common Stock. The Company also acquired a 35% working interest in the Sierra Mojada Project located in Coahuila, Mexico from Royal Silver in February 1998 in exchange for 735,000 shares of common stock and a note payable within one year for $350,000. The Company has also entered into an option to joint venture the Wonder Mine in Nevada with Arizuma Resources of Toronto. These acquisitions as well as its properties located in the Tintic District give the Company a silver focus.

Progress at the OK Open Pit Copper Mine Project.

     This project is focused on the construction of a copper production facility and the subsequent production of electrolytic grade copper by the solvent-extraction/electrowinning process (SX/EW) at the site of the historic OK open pit copper mine about 10 miles northwest of Milford, Utah.

     In November 1997, the Company entered into a business arrangement related to its OK Copper mine project with Nevada Star Resources Corp. (Vancouver Stock Exchange symbol: NEV) of Seattle, Washington, which should facilitate continued construction of the SX/EW copper refining plant. Completion of the plant is expected in late 1998. Under the terms of the arrangement, the Company will receive 2 million shares of Nevada Star common stock with a current market value of about $700,000, plus a 12% net profits royalty applicable to all copper production. Mineral resources containing 96 million pounds of copper are currently being estimated and the reserves are being expanded by an ongoing drilling program. There is no assurance, however, that the Company will receive the foregoing 2 million shares of Common Stock or that the market value will remain at $700,000. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milfred District.

     Although the market price of copper has been falling over the last year, and as of April 17, 1998, was approximately $0.80 per pound, the cash copper production costs for this project are estimated at below $0.40 per pound, making the project profitable even at current reduced prices.

     The Company may exercise, through July 1, 1998, a 30% participation "back in" option on favorable terms. If the Company exercises such option, it will be responsible for 30% of the costs of constructing the plant and other expenses. It will also be required to tender back to Nevada Star 1,200,000 shares of Nevada Star stock. Management does not intend to make its final decision on this option until mid-June 1998, but will likely not exercise the option. However, the Company expects to receive significant royalty income from the project once capital costs are recovered by Nevada Star, and expects to be able to generate cash flow from sales of Nevada Star stock once the property is in production.

GENERAL DEVELOPMENT OF THE COMPANY'S BUSINESS

Strategy.

     The Company's corporate strategy from its beginning has been directed toward the acquisition and control of land and mineral rights for exploration and development in established mining districts that have had large and profitable production histories. This approach is referred to in the mining industry as "headframe geology," which is defined as concentrating exploration and development efforts near previously known, profitable ore deposits.

     The Company explores for and seeks to develop mineral resources in conjunction with other larger and better financed companies. The Company is aware that major companies generally have established minimum criteria for the projects they choose to invest their financial and human resources in. Management therefore must choose projects with a likelihood of meeting these minimum criteria if its goal of eventually joint venturing the project has a likelihood of being achieved.

     By pursuing projects which appeal to major companies, the Company expects in this way to achieve a major increase in the value of its assets and to eventually obtain production income with a minimum financial risk and dilution of its capital stock since typically, major companies are able to obtain debt financing for development expenditures and construction of the project for production.

     In addition to focusing on established mining districts, the Company also has sought to explore and develop mineral properties in areas that have not had previous production or were, until recently, mostly unexplored. These areas include Kings Canyon and Blue Mountain in Utah. At Kings Canyon, for example, the Company has participated in the discovery of a new gold deposit and controls mining claims and mineral leases that Company geologists believe have potential for further gold discoveries. The Company seeks to make new discoveries as well as expand historic mining areas using modern geologic science and technology.

     The Company also has compiled an extensive technical library on properties that it holds, consisting of geological reports, historical data and maps. The Company has recently added for the first time a property outside the United States by acquiring a participating interest in the Sierra Mojada Project in Mexico. Also, if the Company proceeds with its acquisition of Royal Silver Mines, Inc., the Company will be a participant in major international mining developments through Royal Silver's Mocha Copper Project in Chile, under contract with Teck Corporation, based in Vancouver, British Columbia. Further, Royal Silver holds a silver/zinc project in Nayarit, Mexico. It is possible that the Company may further expand its operations outside the United States.

BUSINESS PLAN.

     The long-term business goal of the Company continues to be the discovery of significant reserves on its mineral properties by advancing their exploration and development potential. The Company's intermediate plan for funding and accomplishing this goal is multi-faceted:

     1. The Company expects to develop a positive cash flow in late 1998 from the proceeds of sales of stock of Nevada Star Resources acquired from its sale of the OK Mine Project holdings, or from royalties and profits that are expected to result from its current business arrangement for production at the OK Copper Project.

The Company intends to add to its projected positive cash flow by developing and operating a zinc oxide deposit which is believed to be a resource in excess of 500,000 tons with a grade in excess of 20% zinc located at Sierra Mojada, Mexico. It is believed that both of these projects will be placed into production by using construction debt financing as a major component, rather than issuing substantial new equity shares.

     2. The Company also owns or controls two halloysite clay deposits in Utah and which have attracted the interest of both English China Clay Company and New Zealand Clay Company. Halloysite clay is used in fine bone china and porcelain, and few high-quality deposits are known worldwide. The Company is seeking to either sell or joint venture these deposits, which could result in cash flow to the Company in the near term.

     3. The Company intends to simultaneously carry out exploration to develop ore reserves which can be sold, joint ventured, or mined by the company at a profit. This would include its mines in the Main Tintic Mining District, including the Bullion Beck, Centennial Eureka, Mammoth, the Company and other nearby mines. Also, the Company's recently acquired properties in Nevada fall into the exploration category, as does a portion of the Sierra Mojada project, not containing the zinc reserve referred to above. The exploration potential of these properties will be explained in more detail in a later section.

     4. The Company intends to obtain funds for carrying out these development and production activities from capital investment sources, or from participation in joint venture business arrangements. The Company is essentially seeking capital to advance these business goals on an ongoing basis and will be doing so until the cash flow from the OK Mine Project, Sierra Mojada Zinc Project or other projects are sufficient to fund the Company's activities.

     While the Company intends to implement the foregoing projects, there is no assurance that any of the foregoing will occur or any revenues generated therefrom.

GOVERNMENT REGULATION OF ENVIRONMENTAL CONCERNS.

     The Company is committed to complying with the various federal, state and local provisions that regulate the discharge of materials into the environment and govern the conduct of mining activities for the protection of the environment. To its knowledge, the Company was in full compliance during fiscal 1997, with the exception of some reclamation of drill holes, drill sites and drill roads in the State of Utah. The Company is in close contact with State of Utah officials to resolve these issues.

     To fulfill its environmental compliance obligations, the Company must attend to the complex requirements of laws encompassing jurisdictional authority over matters affecting land, mineral rights and/or the surface under which mining activities are proposed. Such compliance may materially affect the Company's capital expenditures, earnings and competitive position. The Company complies with a multitude of environmental regulations in the following general categories: 1) surface impact, 2) water acquisition, 3) site access,
4) reclamation, 5) wildlife preservation, and 6) permit and license qualification. To date, compliance has not had a material financial effect on the Company because the Company's activities likewise have not had a significant impact on the environment.

     As the Company becomes more active on its properties it is reasonable to expect that compliance with environmental regulations will substantially increase costs to the Company. Such compliance may include: feasibility studies on the surface impact of the Company's proposed operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities including rehabilitation of various sites; and on-going efforts at alleviating the mining impact on wildlife. Moreover, permits or bonds have been and may continue to be required to ensure the Company's compliance with applicable regulations.

     During fiscal 1997, the Company completed the permitting necessary to initiate production plans at the OK Copper Project, and completed preliminary permitting for mine exploration and development activities at various Company-owned mines in the Main Tintic mining district. The costs for reclamation bonding at the OK Copper project will be approximately $350,000 during fiscal 1998 and $105,000 during fiscal 1999, and will be borne by the operating company Nevada Star, rather than the Company, as part of the projected operating expenses in developing the OK Copper Project. The Company does not anticipate that any additional reclamation bonding will be required during the estimated period of operation of the OK Project. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milfred District.

     With respect to its other mining projects, the Company anticipates capital expenditures not to exceed $100,000 for environmental reclamation for the remainder of fiscal 1998.
Nevertheless, future costs of compliance with respect to the remainder of the Company's mining properties may depend upon the extent and type of exploration and testing required. There is no assurance that the Company will be able to comply with all requirements imposed on such future development, nor that the Company will be able to economically operate or pursue exploration and development activities under future regulatory provisions.

OTHER BUSINESS FACTORS

Competitive Conditions in the Industry.

     The mining industry is very competitive. Mining companies compete to obtain favorable mining properties and to evaluate exploration prospects for drilling, exploration, development, and mining. The Company encounters competition from other similarly-situated junior mining companies in connection with the acquisition of properties capable of profitably producing gold, silver, copper and other mineralization.

     The Company is unable to ascertain the exact number of such competitor companies. However, the Company believes that with the development of its projects at the OK Copper Mine and in Sierra Mojada, its competitive position should improve. Nevertheless, the Company may be unable to acquire or develop attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that such competition, although customary in the industry, will not result in delays, increased costs, or other types of negative consequences affecting the Company, or that the Company's programs will yield commercially mineable ore reserves.

General Business Risk.

     There is considerable business risk in any mining venture, and there can be no assurance that the Company's operations will be successful or profitable. Exploration for commercially mineable ore deposits is highly speculative and involves risks greater than those involved in simply the discovery of mineralization. Although mineralization is commonly found in the earth's crust, mineralization which can be profitably extracted (termed "ore") is rare.

     Even after extensive exploration and development work has been performed, economic feasibility cannot be finally determined until a detailed and comprehensive economic feasibility study has been concluded. Further, there is no assurance that a determination of economic feasibility will apply over time because it is based partly on assumptions and factors that are subject to fluctuation and uncertainty, such as metal prices, production costs, and the actual quantity and grade of ore recoverable. In many instances, mining properties which grew unprofitable in one era due to low metal prices or difficult conditions, become economic again at a later time due to improved metal prices, advances in technology, or new ore discoveries. It is therefore common in the industry to re-evaluate formerly producing mines, to determine if they can be re-opened at a profit.

     Mining companies use the evaluation work of professional geologists, geochemists, geophysicists and engineers in determining the exploration and development potential of a specific property or project. These professional evaluations generally rely on scientific estimates and economic assumptions, and in some instances may result in the expenditure of substantial amounts of money on a property before it is possible to make a final determination as to whether or not the property contains economically mineable ore bodies. For example, from inception to the end of fiscal 1997, the Company has incurred a deficit of approximately 12.3 million dollars in implementing its acquisition, exploration and development activities.

Patents, Trademarks, Licenses, Franchises.

     The Company does not own any patents, trademarks, licenses, franchises, or concessions, except for patented mining claims, granted by governmental authorities and private land owners.

Seasonability.

     The Company's business is generally not seasonal in nature except to the extent that weather conditions at certain times of the year may affect the Company's access to some of its properties at higher elevations.

Number of Employees.

     The Company currently has 8 full time and 2 part time employees. The Company also has contract arrangements with 3 geological consultants. The Company may also contract with additional consultants from time to time, as required by its operations.
Consultants are treated as independent contractors.

Securities Issuance.

     During fiscal 1997, the Company issued 281,420 shares of Common Stock for cash, at prices ranging from $2.30 to $7.90 per share for a total of $1,219,559. No shares were issued through the exercise of stock options in fiscal 1997. Since the end of fiscal 1997 the Company has issued 3,033,020 shares of Common Stock.

SUBSIDIARIES AND RELATED COMPANIES

Mammoth Mining Company and its Subsidiary, The Gold Chain Mining
Company.

     In May 1994, the Company acquired control of approximately 58.6 percent of Mammoth Mining Company ("Mammoth"), which itself controlled approximately 53 percent of The Gold Chain Mining Company ("Gold Chain"), a Mammoth subsidiary. Mammoth and Gold Chain own land and leasehold interests in the Tintic Mining District, including the Mammoth Mine. Following the acquisition of Mammoth and Gold Chain, the Company purchased additional shares of common stock from their respective shareholders and received shares from Mammoth and Gold Chain to cancel debt provided by the Company to finance certain of their respective operations. To date, the Company has invested a total of approximately $1,552,760 in Mammoth and $23,200 in Gold Chain, and controls approximately 96 percent and 61 percent of their respective shares.

Dotson Exploration Company.

     On February 9, 1994, the Company entered into an agreement to purchase 41,000 shares of Dotson Exploration Company ("Dotson Exploration", sometimes referred to as "DEC"), from Mark Dotson, the sole shareholder, for $350,000. These shares gave the Company 51 percent ownership of Dotson Exploration. That agreement also permitted the Company to acquire newly-issued shares by converting dollars spent on the development of Dotson Exploration properties and leases at a rate of $12 per share.

     Subsequently, the Company acquired 100 percent of the outstanding shares of Dotson Exploration through purchase and the conversion of debt on January 12, 1995. At that time, Dotson Exploration became a 100 percent, wholly owned subsidiary of the Company. Dotson Exploration has land and lease ownership, including the OK Copper Project properties, in the Milford Area Projects, located in Beaver County, Utah.

Tintic Coalition Mines Corporation.

     Tintic Coalition Mine Corporation ("Tintic Coalition") is a Utah corporation organized by the Company for the purpose of acquiring control of the land and royalty rights to 680 acres of mining claims in the Tintic Mining District from Tintic Mountain Mining Company and its subsidiary Tintic Precious Metals, Inc. Tintic Coalition acquired 100 percent ownership of the land and royalty rights to the mining claims by issuing 1,000,000 Tintic Coalition shares to Tintic Precious Metals, and issuing and conveying 4,510,000 Tintic Coalition shares to the Company, 3,996,450 of which were in exchange for the Company's acquisition from Tintic Mountain Mining of the royalty rights and approximately 25.5 million Tintic Precious shares. The Company acquired control of land and royalty rights to the 680 acres for approximately $26,700 in cash and 25,000 shares of common stock (valued at the then-market price of $1.00 a share). Tintic Coalition is operated by the Company as a consolidated subsidiary.

Centurion Exploration Incorporated.

     Centurion Exploration Incorporation ("Centurion Exploration") was incorporated in Utah in fiscal 1993 as a wholly-owned subsidiary of the Company. Centurion Exploration currently is engaged in various activities and in carrying out business and corporate purposes for the Company.

Royal Silver Mines, Inc.

     During fiscal years 1991 and 1992, the Company acquired a 37.2 percent controlling interest in Royal Silver Mines, Inc., a Utah corporation ("Royal") formerly known as Consolidated Royal Mines, Inc. and Royal Minerals, Inc. Royal shares are traded on the OTC Bulletin Board under the symbol "RSMI." At the time that the Company acquired Royal, Royal's principal asset consisted of mining properties in Utah.

     During fiscal 1993, the Company acquired an additional 5,400,000 Royal shares, giving an 82.3 percent controlling interest in Royal and making it a consolidated subsidiary of the Company. During fiscal 1995, Royal completed a reorganization and share exchange with a company unaffiliated with the Company, resulting in a decrease in the

Company's ownership to approximately 21.6 percent. During the third quarter of fiscal 1996, Royal ended its fiduciary affiliation with the Company and terminated its agreement with Centurion Exploration, Inc. for the provision of administrative services and sharing of office expenses. By the end of fiscal year 1996, Company ownership had declined to approximately 15 percent. In November 1997, the boards of directors of the Company and Royal granted approval to explore a merger between the two companies. This evaluation is still in progress, although it is not expected that any definitive plans will be developed in the near future.

JOINT VENTURES

Nevada Star Resources Corp./Grand Central Joint Venture

     In November 1997, the Company signed a letter agreement with Nevada Star Resource Corp. ("Nevada Star") (Vancouver Stock
Exchange: NEV), based in Seattle, WA with the objective of unitizing the OK district and achieve construction of a solvent-extraction electrowinning (SX/EW) copper recovery plant. From the copper resources mined in the project area, the plant will produce electrolytic grade copper cathodes for sale to manufacturers and commodity brokers. Under the agreement with Nevada Star, the Company will initially receive 2 million shares of Nevada Star stock plus a royalty consisting of 12 percent of the cash operating profits applicable to all copper production coming from the 144 square mile "area of joint interest" centered at the OK Mine site. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milford District.

Metalline Mining Company/Grand Central Joint Venture

     In February 1998, the Company purchased from Royal a 35% participating interest in the Sierra Mojada Project located in Coahuila, Mexico. The project area consists of approximately 6,000 hectares and consists of several exploration concessions obtained through the Mexican government and a number of privately owned mining concessions which are under purchase contract. The Joint Venture is currently exploring the District for base metals and silver and is also evaluating a known high-grade zinc oxide resource of major magnitude for production. The Company anticipates spending about $350,000 in 1998 on exploration, project evaluation, and land payments as its portion of the joint venture expenditures.

Arizuma Resources of Canada/Grand Central Option to Joint Venture

     In April 1998, the Company signed an option to joint venture agreement with Arizuma Resources of Canada on Arizuma's holdings in the Wonder Mining District, Churchill County, Nevada. The Company has a limited time to evaluate data and do some preliminary exploration prior to signing a joint venture agreement. If the Company proceeds, the joint venture will control about 2,200 acres in the heart of the

Wonder District. Arizuma has reserved the near-surface (open-pit) potential for itself. The joint venture will be exploring for mineralized zones at depths of 500 feet or more.

San Miguel Mining Corporation/Grand Central Joint Venture

     In March 1998, the Company did an exchange of shares with San Miguel Mining Corporation ("San Miguel") resulting in the Company becoming a 19% shareholder of San Miguel. San Miguel is a British Virgin Islands Corporation set up for the purpose of acquiring and developing mining concessions principally in Mexico, Peru, and Bolivia. The other shareholders of San Miquel are Northbridge Holdings, Inc.; Universal Resource International (B.U.I.), Inc.; and China State Construction Engineering Corporation (CSCEC), a direct subsidiary of the largest state owned construction company in China. CSCEC is charged with finding and developing mineral resources for eventual export to China in order to develop long-term supplies of metals for the growing Chinese economy.

     Currently, San Miquel has an option to acquire a 50% equity interest in Minera Metalurgica San Miguel, a Mexican corporation whose primary asset is a 500 ton per day producing mine located near Zimapan, Hidalgo, Mexico. The mine produces zinc, silver, lead, and copper and is capable of being expanded to 1000 tons per day with capital improvements to the mine and mill plant. It is possible that 100% of the project could be acquired under certain conditions. The Company's initial evaluation of the project is positive and is doing additional evaluation with the view of acquiring a portion of or 100% of the project through an assignment of the San Miquel option, or a joint venture with San Miquel.

     Additionally, CSCEC has offered its full complement of engineers, geologists, metallurgists, and other technicians as well as equipment support for San Miguel projects. Although the primary focus of CSCEC is on the countries listed above, the Company has been informed by the President of San Miguel that CSCEC is also interested in projects in the United States.

BHP Minerals International Exploration, Inc./Grand Central Joint
Venture.

     On August 29, 1997, BHP Minerals International Exploration, Inc. ("BHP"), terminated the Option for Joint Venture agreement it had signed with the Company in January of 1996. The joint venture was directed towards exploration of a large bulk, porphyry-type copper/gold prospect at the "Little Bingham" property in the West Tintic mining district, about 20 miles westerly from Eureka, Utah. Prior to exercising the option in July 1996, BHP had advised the Company that its preliminary results were favorable.

     Following the option exercise, BHP performed geological mapping, geochemical, and geological surveying. During the period of the joint venture, BHP drilled 5 exploratory drill holes totaling 6,235 feet, and made periodic cash payments to the Company totaling $35,000. In August 1997, however, BHP determined that the exploration results did not meet its criteria and terminated the joint venture.

     Upon termination, BHP assigned to the Company the mineral properties that BHP had acquired on behalf of the joint venture. These fully-paid properties consisted of 78 unpatented mining claims (totaling 1,560 acres), and one Utah State Mineral Lease of 640 acres. It is the opinion of Company geologists that the geological environment of the "Little Bingham" is suggestive of an extensive porphyry copper/gold mineralized deposit, which will require additional exploration to further define the target area. Company management and geologists are currently evaluating the exploration results developed by BHP.

PROPERTIES

Utah.

     The Company owns, or controls through leases and mining claims, 42,460 acres of mining and mineral exploration properties within the state of Utah. The properties are categorized into project areas. During fiscal 1997, the Company significantly decreased the size of its holdings in federal unpatented mining claims because of the effect on its holding and future exploration costs brought about by recent additions to the federal mining regulations.

Nevada.

     The Company has signed an Option to Joint Venture mining properties in the Wonder District located in Churchill County, Nevada and consisting of 2,200 acres of patented and unpatented mining claims.

Mexico.

     The Company is in a joint venture with Metalline Mining Company based in Coeur d'Alene. Idaho. The Project is located in the Sierra Mojada District in Coahuila, Mexico and consists of 6,600 hectares of government and privately owned mining concessions which are controlled by virtue of the Mexican mining law or under purchase agreements with their owners.

THE EFFECT OF REGULATORY CHANGES ON HOLDING UNPATENTED MINING CLAIMS

     In fiscal 1997, the United States Bureau of Land Management ("BLM") promulgated new regulations regarding hardrock unpatented mining claims (see 43 CFR3809). Compliance with these regulations is both time-consuming and costly. As of the date of this filing, these regulations are being challenged in federal court by two mining associations representing U.S. and international mining concerns.

However, because the Company concentrates its exploration and development activities primarily on privately-owned lands and State Mineral Leases, management expects that these new BLM regulations will have little effect on the Company's activities. Consequently, the Company made a determination to decrease even further its activities on federal unpatented mining claims following the publication of these regulations.

     The Company decreased its total acreage from approximately 99,020 acres at the end of fiscal 1996, to 42,460 acres at the end of fiscal 1997, primarily as a consequence of the regulations described above. (The Company reduced its holdings of unpatented mining claims from 58,260 acres to 6,200 acres because of the regulations.)

COMPANY DRILLING AND ASSAYING CAPABILITY

     In fiscal 1995, the Company purchased a track-mounted percussion drill with a depth capability of 250 feet. During fiscal 1996, the Company purchased three additional exploration drill rigs and accessory equipment: a Longyear Model 44 diamond core drill that has a depth capability in excess of 2,000 feet; a CP 650 drill, which is a truck-mounted reverse circulation rotary drill that has a depth capability of 1500 feet; and a Bazooka drill, which is an air-powered drill designed for drilling core underground and has a depth capability of 200 feet. At the time of those purchases, the Company also acquired accessory equipment including two water trucks, two air compressors, drill steel, tools and four support trucks.

     In March 1998, the Company began negotiations with West Hills Excavating to sell its reverse circulation drill for exclusive use at the OK Copper Project near Milford, Utah. The Company has reached a working understanding with West Hills and anticipates signing a final agreement by May 1998. There is no assurance, however, that the agreement will be signed.

COMPANY PROJECTS

     The Company's projects hold potential for significant mineral discoveries. During fiscal 1997 the Company focused considerable time and money on mineral exploration at the OK Copper Mine and Kings Canyon projects. Also during fiscal 1997, the Company continued with its evaluation of the Tintic Project, and completed a final summary of potential ore targets.

     Since assuming control in February 1998, new management has shifted the focus of the Company away from Utah and towards silver exploration projects in both Nevada and Mexico. The Company's business strategy now envisions selling or establishing joint ventures on all Utah properties, and focusing the Company's own exploration efforts on the Nevada and Mexico projects.

     The Company has an additional goal of establishing cash flow from production at one of its properties. The Company believes that the OK Copper Mine Project holds the best potential for generating cash flow in 1998 from mine production, but such cash flow is not likely to benefit the Company unless the Company exercises its option to participate in the Project as a joint venture partner, rather than as a passive royalty holder. It is more likely that the Company could receive cash flows from sales of common shares of Nevada Star during 1998. On June 6, 1998, the Company decided to terminate the Nevada Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milfred District.

     Over the next two to three years, additional cash flow could be generated from the Sierra Mojada zinc oxide ore body in Mexico, from the Company's halloysite clay deposits located at the Dragon Mine in the Tintic District, and at the Silver Island clay project in Tooele County, Western Utah, and also from royalty income from the OK Mine after Nevada Star recovers its capital costs of construction. Another source of revenues are those that could result from an outright sale of some of the Company's mineral properties to other companies.

     While the Company intends to proceeds with the foregoing projects, there is no assurance that any of the objectives set forth above will be accomplished.

OK Open Pit Mine - South Utah Copper (OK Mine Project):

     The Company's 7,079 acre OK Mine Project is located about 10 miles northwest of Milford, Utah. The project property is centered around the Company-owned OK Mine which contains significant oxide copper resources. In November 1997 the Company signed a letter agreement with Nevada Star with the objective of unitizing the OK district and achieve construction of a solvent-extraction electro-winning (SX/EW) copper recovery plant. From the copper mineral mined in the project area, the plant will produce electrolytic grade copper cathodes for sale to manufacturers and commodity brokers.

     Under the agreement with Nevada Star, the Company will initially receive 2 million shares of Nevada Star stock plus a royalty consisting of 12 percent of the cash operating profits applicable to all copper production coming from the 144 square mile "area of joint interest" centered at the OK Mine site. The Company will contribute its 4,172 acres of mining property, which has copper resources containing 47.7 million pounds of contained copper at an average grade of .50% copper. Nevada Star will contribute the 2,907 acres of mining property it controls, which has copper resources containing
48.9 million pounds of contained copper at an average grade of 1.5% copper.

     The combined copper resources from the Company and Nevada Star total 6.4 million tons of mineralized material containing 96.6 million pounds of copper at an average grade of .75% copper. These mineral resources, with a 75 percent copper recovery, will provide a mine life of at least 5 years. However, project geologists believe that the likelihood of additional copper mineralization being acquired or discovered is excellent, and that the mine life can be significantly extended. The foregoing is an estimate and there is no assurance that the foregoing projections will be achieved.

     The Company retains a 30% participation "back in" option provision exercisable through July 1, 1998. It is not likely that the Company will exercise this option unless the exercise period is extended. Nevada Star must complete construction of the SX/EW plant and confirm the plant's successful operation as part of its "earn in" commitment. The Company had previously completed the necessary metallurgical test work and preliminary mine and plant design.

     The Company has also obtained all the necessary operating and environmental permits including the following: the Air Quality Permit and the Ground Water Discharge Permit from the Utah Department of Environmental Quality; the Reclamation Plan Permit from the Utah Department of Oil, Gas and Mining; the Special Use Permit from Beaver County, Utah; the Power Line Right-of-Way Permit from the US Bureau of Land Management and the Utah Highway Department; and the Ground Water Usage Permit from the Utah Department of Environmental Quality. Under the Groundwater Usage Permit, the Company has completed two water wells for the Project. Water supply at the Project site is plentiful and more than adequate for the planned SX/EW operation. The Company has authorization to complete a third water well when needed.

     To the Company's knowledge, no federal permits are required for either air quality, reclamation or ground water because the OK will operate on the Company's Dotson Exploration-owned private property. Dotson Exploration has completed all state-required archeological and environmental surveys for the OK Project. The State of Utah requires no further archeological, plant and wildlife studies because no archeological sites or endangered species of plants or animals are currently known to exist in the Project area.

     During early 1997, the Company commenced construction on the copper heap leach pads. Nevada Star will operate the project and has committed to provide the estimated $6 million necessary for mine and plant construction. The plant design provides for the production of 40,000 pounds per day of high grade electrolytic copper at a total cash production cost of less than 40 cents per pound.

     The Company estimates that the construction of the SX/EW plant can be completed within six months of commencement of construction of the copper refining plant. Cash flow from sales of copper cathode are expected to be generated within the first quarter of operations. The provisions of the joint venture agreement provides that Nevada Star will receive preferential payment of net profits until capital costs of constructing the plant are recovered, Thereafter, the Company anticipates that it will receive cash flow from its 12% net profits royalty.

     On June 6, 1998, the Company decided to terminate the Nevada
Star/Grand Central Joint Venture and currently is re-evaluating its plans for the Milford District.

The Sierra Mojada District.

Location and Access.

     The Sierra Mojada Mining district is located in the west-central part of the state of Coahuila, Mexico, near the Chihuahua border some 200 kilometers south of the Big Bend of Texas. The principal mining area extends for some 5 kilometers in an east-west direction along the base of the precipitous, 1,000 meter high Sierra Mojada Range. The small towns of Sierra Mojada and Esmeralda are north of and below the mines near the center of an approximately 3 kilometer wide valley that is bounded to the north by the Sierra Planchada Range.

     The towns are served by a rail line, first built to the district
from Escalon in 1891, and later connected to Monclova.   Vehicle
access from Torreon is by 150 kilometers on paved road to the Penoles chemical plant at Laguna del Rey and then another 58 kilometers of gravel road north to Sierra Mojada.

History of Mining.

     The initial discovery of rich silver ore was made in 1879. Over the next 12 years numerous small mines developed, for over 5 kilometers, along a continuous, oxidized silver lead ore body known as the "lead manto."

     In September 1891, the Mexican Northern Railroad completed its spur line from Escalon to the district; it is said that ore coming from the district and loaded on trains at the advancing railhead had already paid for construction before the line was completed. Rail access stimulated development and the period from 1891 to the late 1920's was the peak of productivity of the district.

     Production records for the district are incomplete and much of the production was never recorded. The Joint Venture has acquired voluminous data from Penoles, a past operator in the district, as well as other historical data available from past producers and the Mexican government.

     Published data indicates that the lead manto was mined out in 1905. Discovery of orebodies containing copper-silver, silver, silver-lead and oxide zinc more than made up the difference. Between 1922 and 1931 additional silver-lead ore was discovered and mined to the south for some 1,400 meters under the range. These orebodies were later mined more than 2 kilometers to the south. From the available data it is apparent that the district has produced in excess of ten million tons of very high grade, direct shipping ore that graded at least 30% lead, 20% zinc and 1,000 to 2,000 grams/ton silver.

     In early 1992 USMX Inc., based in Denver, CO., undertook a reconnaissance exploration program in North Central Mexico. Results of this work were positive and one of the areas identified as having high potential was the Sierra Mojada District. USMX Inc., through their Mexican subsidiary MXUS S.A. de C.V., located a large concession over the entire range in early 1993 containing 4767.3 hectares. Minera Kennecott shortly afterward claimed more territory to the east, north and west of the USMX ground. USMX then joint ventured their property to Kennecott. Neither Kennecott nor USMX attempted to purchase or explore any of the older historic mining concessions. Kennecott returned the property to USMX in the Spring of 1996.

     Metalline Mining signed a joint venture agreement with USMX in July of 1996 and took operational control of the USMX concession along with part of the area located by Kennecott to the north and west of the mine area. This joint venture agreement called for Metalline to spend $2 million in exploration or property payments over seven years. At that point, USMX would have the right to participate at 35%, paying a percentage of all costs going forward. The USMX concessions are called the Sierra Mojada and the Sierra Mojada III and total 6456.5 hectares. Metalline also purchased the Esmeralda, Esmeralda I, Fortuna, Nortenos, and La Blanca in the historic mining district. These latter purchases became part of the area of interest for purposes of the joint venture agreement.

     USMX was acquired by Dakota Mining in May 1997, and thus Dakota inherited rights under the existing joint venture agreement. By the end of 1997 it had become apparent that Dakota Mining had little interest in pursuing the Sierra Mojada Project due to other commitments and corporate difficulties caused primarily by the fall in the price of gold. Royal Silver successfully negotiated with Dakota to buy Dakota's 35% "back-in" participation right for $100,000 cash, 200,000 restricted shares of Metalline Mining stock held by Royal (acquired as an investment in April 1997), and 100,000 free-trading shares of Royal Silver. Dakota has reverted to a Net Smelter Return Royalty of approximately 2% which will be paid out of production from the district. There are no advance royalty payments required.

     In February 1998, as part of the Company's corporate strategy of combining with Royal Silver, the Company acquired this 35% participating interest from Royal Silver for 735,000 shares of common stock and a $350,000 note payable in one year and bearing interest at 8% per annum.

Geology and Exploration

     The Sierra Mojada District is located along the southern margin of the Sabinas Basin, a large east-west trending rift basin in northeastern Mexico which formed during Late Jurassic and Early Cretaceous time. Jurassic marine carbonates and shales are overlain by a Early Cretaceous red bed clastic sequence composed of coarse grained conglomerates with volcanic and intrusive rock clasts and tuffaceous finer grained sediments. The red beds are overlain by Early Cretaceous marine carbonates.

     A majority of the silver production during the later years of production came from disseminated, silver sulfide and sulfosalt minerals in carbonate rocks; the so called "limey silver" ore. Bedded, disseminated silver, copper-silver and zinc-silver sulfide ore that extended laterally was recognized and the high grade deposits, such as the San Jose (3% to 4% copper and 1-3 kg silver/mt) were mined. Mineralization with grades lower than that required for direct shipping ore was left unmined.

Mineralization.

     Metalline geologists have been evaluating two distinct disseminated and massive sulfide silver, copper, lead, and zinc ore body types in the north side of the district. One is located in a red bed-sandstone-carbonate sedimentary contact zone. The second is hosted in carbonate units stratigraphically below the above contact zone mineralization. The north side ores are an extensive sedimentary system that is open to additional discovery within and vertically below the historic mines and both laterally and vertically north and west of the historic mines.

     Recent geologic mapping has established the presence of a reverse fault over the entire length of the district which separates the north side sulfide mineralization, deposited in the Taraises Formation, from the south side manto and chimney oxide mineralization deposited in the Aurora Formation. This fault, named the Sierra Mojada fault, strikes near east-west, and dips 65 degrees to 70 degrees north. The most recent movement on the fault shows post mineral reverse movement with the south side down relative to the north side.

     Therefore, the highly productive ore zones north of the fault are down thrown on the south side of the fault and are located stratigraphically below the deepest levels of mining south of the fault. Both north side ore types are potentially present south of the fault and present the potential for discovery of large and high grade sulfide reserves such as those mined historically from north of the fault. It is important to emphasize that the Sierra Mojada fault is not located on the red bed/carbonate contact. The fault is discordant to the contact, not concordant, and down faults the red bed section on the south.

     Examples of the north side ore are: sample Prov-6 from a limestone bed in the west end of the Providencia mine which assayed 772 grams silver per tonne, 0.23% copper; sample SJ-5 from the lower levels of the San Jose mine which assayed 315 grams silver per tonne, 1.5% copper, 1.28% lead, and 8.37% zinc; and sample SJ-9 from the west part of the Fortuna mine, a 1.7 meter face sample assaying 345 grams silver per tonne and 0.56% copper; 23 dump and underground samples from the Veta Rica mine averaged 347 grams silver per tonne,

0.61% copper, 1.46% lead and 8.44% zinc; thirteen samples taken from the Tiro Once and the Oriental dumps averaged 127 grams silver per tonne, 0.77% copper, 4.48% lead and 13.77% zinc; sample Once-4 assayed 394 grams silver per tonne, 5.05% copper, 1.46% lead and 12.42% zinc; the highest grade sample is a massive lead-zinc sulfide from the San Salvador Mine, 97021804, which assayed 4,136 grams (129 ounces) silver per tonne, 70.20% lead and 12.40% zinc (over US$1500 per tonne).

     Highlight samples of the contact zone ore are: sample SJ-10, from the northernmost part of the San Jose mine, a 3 meter face sample, which assayed 3,572 grams silver per tonne, 5.71% copper, 2.41% zinc, and 329 grams cobalt per tonne; sample SB-31 from the San Buena mine which assayed 2,871 grams silver per tonne, 10.49% copper, 2.19% lead, 11.67% zinc and 215 grams cobalt per tonne; sample Vul - 7 from the Vulcano dump which assayed 506 grams silver per tonne, 0.23% copper, and 152 grams germanium per tonne and 97020709, also from the Vulcano, assayed 1,107 grams silver per tonne, 1.34% copper, and 1,175 grams cobalt per tonne.

     Cobalt is a potential economic credit for the district ores. Eleven samples with cobalt assays greater than 300 grams per tonne came from the Diez, Encantada, Poder de Dios and Vulcano mines, these samples averaged 489 grams silver per tonne, 0.62% copper and 620 grams cobalt per tonne.

     Historic data acquired on the district indicated that samples from the Oriental dump contained high germanium values. 25 samples were collected from mine dumps spaced throughout 5 kilometers of the district for germanium assay. The samples averaged 177 grams germanium per tonne with a germanium high of 420 grams per tonne. Other samples with germanium values are: VR-2 from the Veta Rica mine which assays 47 grams silver per tonne, 0.10% copper, 4.90% lead, 6.70% zinc and 240 grams germanium per tonne; and M-2 from the Monterrey mine dump which assays 180 grams silver per tonne, 0.66% copper, 0.35% lead, 5.64% zinc and 110 grams germanium per tonne.

     Present analytical results indicate that significant by-product amounts of germanium and cobalt are present and further evaluation of this potential as well as the metallurgical requirements for extraction of these metals is of high priority.

     Project geologists have collected and assayed a total of 378 samples from underground workings and mine dumps which average 173 grams (5.6 ounce) silver per tonne, 0.37% copper, 1.82% lead, and 3.62% zinc. 228 samples are considered to be above an underground mineable grade and average 263 grams (8.5 ounce) silver per tonne, 0.54% copper, 2.92% lead and 5.84% zinc.

     To date, less than 20% of the historic workings under the control of the joint venture have been examined. The presence of over 80 kilometers of underground workings has allowed project personnel to gain a more complete understanding of this large and complicated mineral system and will continue to do so during future work.

     The Joint Venture believes the Sierra Mojada concessions host large tonnage sulphide resources of silver, copper, cobalt, lead, zinc, germanium and gallium ore deposits that will be highly profitable to be mined using modern mining techniques.

Mineros Nortenos Concession.

     Metalline Mining signed a purchase agreement on the Mineros Nortenos concession in August 1997. This purchase includes the following mining properties: San Salvador, Encantada, Esmeralda, Fronteriza, Nuevo Alamaden, Parrena, La Suiza, Atalaya, and Vulcano. In addition to the mineral properties, the agreements also convey surface ownership, water rights, and extensive surface facilities including warehouses, shops, office facilities, living quarters, and three operating shafts with hoists. The San Salvador, Encantada, Esmeralda, and Fronteriza contain the historic high-grade silver-lead-zinc "main manto" zone which was responsible for about 5 million tonnes of production at grades between 1-3 kg/tonne silver and 20-30% lead.

     Extensive evaluation in the 1970's by the Consejo de Recursos no Renonvables (non-renewable resources division of the Mexican
Government) credits this zone with an existing known resource of slightly over two million tonnes of oxide zinc ore. These results are tabulated below:

                                                       Approximate
                                                       Average
                                             Mine      Percent
               Positive  Probable  Possible  Total     Zinc
               (tonnes)  (tonnes)  (tonnes)  (tonnes)  Grade
San Salvador     465,038 282,520     4,256     751,814 20.5
La Encantada     107,912   5,210    69,675     182,797 17.5
Fronteriza       664,308 201,796   205,793   1,071,897 18.5
TOTAL          1,237,258 489,526   279,724   2,006,508 19.0

     Assuming that these resources can be verified, this ore block could be a very valuable asset of the joint venture. This is a resource of approximately 838,000,000 pounds of zinc having a gross metal value at current prices ($.53 per pound) of approximately $444,000,000. However, metallurgical techniques to successfully recover zinc oxide are limited and dependent upon factors which the joint venture has not conclusively determined.

     The joint venture has engaged N.A. Degerstrom of Spokane, Washington to undertake testing to determine the best methodology to treat this ore. Several prominent and skilled companies which specialize in zinc oxide deposits have visited the site, toured the workings, and taken bulk samples to test the amenability of treating the ore. An alternative would be to direct-ship the ore to nearby smelters. This alternative would require substantially less up-front capital to begin mining since a metallurgical plant would not have to be constructed.

     The Company has also made contact with several other metallurgical consultants who have suggested alternative treatment techniques which include:

     1. Acid leach followed by electro-winning to recover direct-to-market electrolytic zinc;

     2. Sulfidization followed by flotation to produce a zinc concentrate to be shipped to a zinc smelter;

     3. Utilization of a zinc fuming plant to produce a high-grade zinc oxide product to be shipped to a zinc smelter.

     The oxide resources cited by the Mexican Government and tabulated above are important and are potentially highly valuable, but an equally important reason for the purchase of the Nortenos concession is to gain control of the down-faulted southern extension of the copper-silver-zinc sulfide mineralization found north of the fault and which lies untested to the south at depth below the historic workings. This exploration concept is discussed in detail in the above section titled "Mineralization." Management believes that this dropped block has the potential for discovery of very large tonnages of both high-grade and bulk mineable mill-grade ore, and represents the highest priority exploration target developed to date in the district.

Property Payments; Sierra Mojada District

The following table estimates annual payments due going forward. Note that all payments are optional, and that all purchase agreements may be terminated by notification to the underlying property owner. However, failure to maintain payments, or cancellation, will result in forfeiture of past payments and termination of the Joint Venture's interest in the underlying mining properties. (All amounts in U.S. dollars.)

Property     1997        1998        1999          2000
Esmeralda      30,000      80,000       100,000
Esmeralda I    15,000      15,000        20,000       30,000
Fortuna        10,000      25,000        30,000
La Blanca      10,000      20,000        20,000       60,000
Nortenos      110,000     192,500     3,170,000

TOTALS       $240,000    $357,500    $3,210,000      $90,000

* Note that the Company is responsible for IVA taxes on the Esmeralda I only in addition to the above payments.

Summary

     The Sierra Mojada project can be summarized as follows:

     1. The old mining area comprises a very large mineralized center by itself and mineralization is not confined to that area; small mines and prospects abound to the west and east within the joint venture holdings. There has been production from an area called San Francisco Canyon approximately 4 kilometers to the northwest along the range front, and a massive sulfide was drilled by Penoles at the Palomas Negras area 10 kilometers northwest at the northwest end of the range. Both these areas are in-holdings owned by individuals, and are surrounded by the Sierra Mojada concession. There is excellent potential for additional discovery outside of the old district, within the Sierra Mojada concession.

     2. Sierra Mojada has produced in excess of 10 million tons of very high grade silver, copper, lead, and zinc ore. Cobalt is known to have been a by-product of some of the copper-silver ore bodies. Ore grade occurrences of germanium and gallium have been documented. The cobalt and germanium-gallium content may be important by-product metals.

     3. The district has never had a mill, and the fact that all ore had to bear both high shipping cost and high royalties makes it a certainty that lower grade material present was not mined. Review of old data, examination and sampling of underground workings and dumps indicates that mill grade mineralization is present and abundant.

     4. Even when controlled by Penoles and ASARCO, the district was operated as a series of individual small mines and leases, assuring that no systematic district wide exploration and development was ever done. This lack of coordination between properties makes it likely that they overlooked ore within the trend.

     5. Previous exploration was guided by an epigenetic intrusive related hydrothermal geologic model. Reinterpretation of the ore as a product of syngenetic sedimentary processes will in all probability lead to the discovery of additional deposits.

     6. Because of excellent access provided by the old mines, it will be possible to obtain an enormous amount of information at a relatively small cost by mapping and sampling the old workings. Data generated by the initial phase of work will guide a second phase of drilling from underground and on surface.

     7. Conditions are excellent for underground development and mining. The rock is very competent and the mines are dry and relatively shallow. Topography makes it feasible to drive a decline into and under the old ore zone and to develop laterally and vertically along the old workings to extract any ore proven within and adjacent to the old mines by high productivity, mechanized methods. The maze of interconnected workings comprise a band 5 kilometers long, at least 3 kilometers wide, and 200 to 500 meters in vertical extent. Adequate ventilation is assured, and numerous shafts and openings to the surface will expedite the installation of mine services to any part of the zone.

Project Objectives.

The objective of the Sierra Mojada Joint Venture is to develop the reserves necessary to justify the construction of a mill and to initiate production at Sierra Mojada. The priorities listed below are subject to change as data are acquired, but will serve to illustrate the scope of the project.

     1. Develop reserves by mapping, sampling, and by drilling from surface and the existing workings. Considerable effort will be allocated to a more complete understanding of the nature, distribution and ore controls of the mineral systems and the use of this information as a guide during drilling and reserve development.

     2. Verify the zinc oxide reserve by drilling and begin a pre-feasibility study to determine the economics of mining this mineral resource. Collect information comparing the feasibility of shipping this material directly to a smelting plant versus construction of a milling and SX/EW extraction plant to produce direct-to-market zinc cathodes.

     3. Conduct metallurgical studies of the ores, including the cobalt and germanium-gallium content to determine the milling characteristics of the oxide, sulphide, and mixed oxide-sulphide ores.

     4. Complete the acquisition of Unification Mineros Nortenos and additional concessions of interest

     5. Explore within, adjacent to and outside of the main mining zone for additional orebodies.

     There is no assurance that this project will become operational and in the event that the project becomes operational, that the Company will receive any revenues therefrom.

Wonder District Project.

     The Company signed an option to joint venture agreement in April 1998 with Arizuma Resources Inc. ("Arizuma") Vancouver Stock
Exchange: ARZM) on Arizuma's holdings in the Wonder Mining District, Churchill County, Nevada. There is no assurance that the Company will exercise its option and in the event the option is exercised that the project will generate any revenues for the Company.

     The joint venture, if entered into, will explore for and develop all oxide silver-gold and silver-rich base metal sulfide deposits below open-pit mineable depths (500 feet) in this famous silver district, located in the Clan Alpine Mountains 50 miles east of

Fallon, Nevada. The joint venture will control approximately 2,200 acres in the heart of the district, of which nearly 1,000 acres are patented claims, and include the Nevada Wonder, Queen, and Jackpot Mines, and the unmined Silver Center Vein.

     The Wonder District was discovered in 1906, and caused one of the last great mining rushes in the West. From 1907 to 1942, the district produced approximately 6.7 million ounces of silver and 71,600 ounces of gold from 413,000 tons of ore. Average grades were
16.2 ounces per ton (opt) of silver and 0.17 opt gold. Of these productions totals, nearly 90% is credited to the historic Nevada Wonder Mine. The majority of production from the district occurred between 1911, when a mill was commissioned, and 1919, when Congress repealed the Pittman Act causing silver prices to drop 50%.

     The Wonder vein system has a strike length of nearly 6,000 feet, of which only 2,000 feet have been explored and partially mined. Mining widths up to 40 feet were reported from two larger ore shoots, one of which was explored to over 2,000 feet in depth. The vein system is strongly oxidized to 1,300 feet, and contains two zones of high-grade, secondarily enriched ore from 500-700 feet and from 1,100-1,300 feet.

     Historic data shows that of the two main ore shoots, the southerly, or Extension shoot was stoped nearly continuously for hundreds of feet to the 1300 level. Exploration in the sulfide zone continued to the 2000 level, where good grades were still reported, and the mine remained dry. Because the milling operation could only treat oxide ores, no sulfide ore was produced. The northerly and larger of the two main ore shoots, the Nevada Wonder, was stoped nearly continuously from the surface to the 500 level, and only sporadically lower to the 1600 level.

     The Company conduct surface exploration in April 1998 and mobile a drill crew and equipment to the district for a 5,000 foot initial program to begin in May. This program will test both the strike potential and depth potential of the Wonder vein system. Depending upon the results of this work, the Company will make a decision to proceed with the joint venture.

     In addition to the Wonder property, the Company has acquired exploration options on three other silver exploration properties in Western Nevada which it intends to evaluate during the coming field season.

Tintic Project:

     The Tintic mining district lies about 70 miles southwest of Salt Lake City. The value of past production of gold, silver, copper, lead and zinc from the district in today's dollars is close to $2 billion. During the period between 1979 and the present, Centurion acquired the lands that were the asset base of dozens of former mining companies. These acquisitions included the purchase of the Centennial Eureka and Bullion Beck Mines, which were the flagship mines of U.S.

Smelting and Refining Company. While the acquisition may have been profitable for U.S. Smelting and Refining Company, there is no assurance they will be profitable for the Company.

     Also acquired were the Mammoth, Gold Chain, the Company, and Victoria Mines, as well as many others. The patented mining claims (privately owned mining properties) now owned by the Company in Tintic total 11,133 acres, and have had past production of over 100 million ounces of silver, 2 million ounces of gold, 100 million pounds of copper, 1 billion pounds of lead and 100 million pounds of zinc. Most of this production was from oxidized ore above the water table, and it appears that substantial potential remains at depth below the water table in the sulphide ore zone in many of these mines.

     The Company believes exploitable mineral resources exist in the Mammoth Mine. Mammoth mine records show that the shaft pillar, a mineralized zone proximal to the mine shaft from the 150 foot level to the 550 foot level, contains an estimated 42,000 tons of probable ore grading 0.18 ounces per ton gold, 23 ounces per ton silver, and
4.5 percent copper. Mine records also show that the New Park Mining Company developed mineral resources on the 2400 to 2600 foot levels of the Mammoth Mine during the 1970's which were left in place when operations were terminated by New Park Mining Company. This resource is estimated to contain 116,000 tons grading 0.284 ounces per ton gold, 15.2 ounces per ton silver and 1.3 percent copper.

     In fiscal 1997, Company geologists completed a series of reports which outline and summarize several dozen surface and underground exploration targets on Centurion's Tintic properties. These reports culminate work which began in 1993. The targets have been developed from geochemical sampling, surface and underground geologic mapping, and previous drilling. There are several targets which could be explored from the surface and which the Company will consider drilling if and when funding is available.

     To properly explore the underground targets, the Company would have to refit and refurbish at least two of the existing shafts at either the Mammoth, the Company, Centennial Eureka or Bullion Beck mines, and would have to refurbish substantial mine workings, and establish compressed air, water, and electric services underground. This would permit access for underground diamond drills to be placed in existing mine workings for exploration and development drilling near the bottom of these mines at about the 2000 level. The costs of rehabilitating these shafts and workings is beyond the scope of the financial capabilities of the Company at this time, and thus the Company is actively seeking a major joint venture partner for the project.

     Management believes that due to the poly-metallic nature of these orebodies, recent upward movements in the silver price, coupled with a re-vitalized interest by major companies in underground mines, the Tintic holdings are of high interest to a number of prospective partners. The Company is in active discussions with at least one major company which is conducting an initial review of Company data. Management continues to believe that the mines it owns in the Tintic district have the potential to support highly profitable underground mining operations.

Kings Canyon Project:

     Kings Canyon is a large, gold exploration property first identified in 1988. The Company's project area of 2,560 acres lies about 60 miles west of the town of Delta, Utah, and is accessible by US Highways 6 and 56 and by improved gravel and dirt roads. The property has no previous mining history. Electrical and water supply are available near or within the project area for mining operations.

     The Kings Canyon area is host to widespread gold mineralization and geochemical anomalies over 50 square miles. Although Kings Canyon initially was a grass-roots project, thus far the Main Discovery Area contains a drilled out, shallow gold deposit which contains more than 200,000 ounces of gold upon which the Company owns a 4 percent production royalty interest. Cash costs for this discovery were less than $10 per ounce of contained gold.

     Comprehensive geologic studies of the Kings Canyon area since 1992 have established that the Discovery Area is only one of the favorable drill targets on the property. The Company conducted a 9 hole, 5,550 foot drilling program on the property in fiscal 1997. In August 1996, drill hole CKC-96-10, tested an area several miles south of the Main Discovery and intercepted encouraging gold mineralization. As of the date of this filing, the Company has not confirmed commercial gold mineralization by offset drilling at this location. There is no assurance that this property will be commercially developed or if developed will be profitable.

     Adjacent to the Company's 100 percent controlled properties, the Company owns a 4 percent production royalty on all minerals produced from 82 unpatented lode mining claims on 1,600 acres, representing a drilled out shallow gold deposit containing at least 200,000 ounces of gold owned by an unrelated company. The Company also owns a 1.5 percent production royalty on approximately 7,000 acres of Utah State Mineral Leases and unpatented lode mining claims held by another company.

     For the past several years, concern about the nearby King Top wilderness study area ("WSA") has delayed exploration of a portion of the Kings Canyon property. However, the Main Discovery deposit and the CKC-96-10 gold discovery zone are both outside the WSA, as are most of the promising exploration targets. Management believes that the WSA will not be approved for permanent inclusion within the wilderness system. All of the present exploration targets are outside the present King Top WSA.

Dragon Mine and Silver Island Halloysite Clay Deposits.

     The Company owns the Dragon Mine in the Tintic District, near Eureka, Utah, and controls the Silver Island property through a state mineral lease. Both of these properties have potential for the development of halloysite clay deposits of commercial grade. Halloysite is used in ceramics and bone china and is found in commercial quantities of high purity only in a few selective sites worldwide. There is no assurance that this property will ever be commercially developed or in the event that it is developed that it will be commercially profitable to operate.

     The Dragon Mines has been exploited as recently as the 1960s for its halloysite when the product was being used as a filtering component. At present, based upon a review of old mine maps and data, it appears the Dragon contains a major haloysite resource in excess of 100,000 tons. There is no assurance that the foregoing is accurate or that the property will be developed.

     The Silver Island deposit is located near the Utah/Nevada border near the town of Wendover, Utah. It is in the exploration phase.
The Company has removed several high-quality halloysite samples from Silver Island, and based upon the geology of the area, believes a significant halloysite resource might by developed. The project will require additional exploration by drilling.

     The Company has had numerous discussions and has received site visits from two major halloysite clay processors - English China Clay Company and New Zealand Clay Company. Both of these companies have made an initial review of the projects and are proceeding with additional studies of the deposits and testing of the clay material.

     The Company has rehabilitated access down the Dragon shaft and has installed ladders at Silver Island in order to facilitate sampling and study of the two deposits.

Other Projects

     The Company's other projects include the Blue Mountain property. This project consists of 3,339 acres located in the Milford/Beaver area, about 40 miles westerly from Milford, Utah. Disseminated copper mineralization is widespread across the Blue Mountain property with numerous small locations that contain ore grade bearing rock at the surface. Geological evidence suggests a porphyry copper environment and, possibly, related gold deposits may be present. The Company drilled 5 holes during 1996 totaling 2300 feet with inconclusive results, but no holes were drilled during 1997.

     As discussed above, on August 29, 1997, BHP Minerals International Exploration, Inc., terminated the Option For Joint Venture agreement it had signed with the Company in January of 1996. The joint venture was directed towards exploration and commercial development of a large bulk, porphyry-type copper/gold system at the "Little Bingham" property in the West Tintic mining district of Utah.

For more information about the termination of this joint venture, please refer to the aforementioned discussion.

     The project entitled "West Tintic" consists of 12,614 total acres of private mineral rights, Utah State Mining Leases and federal mining claims that the Company holds, and was not part of the "Little Bingham" property in the West Tintic mining district that comprised the BHP/Grand Central joint venture property. This property is situated about 20 miles westerly from Eureka, Utah. The Company did not conduct any exploration or development work on these properties during fiscal 1997 for its own account, and none is planned for fiscal 1998.

---------------------------------------------------------------------
                              MANAGEMENT
---------------------------------------------------------------------
     The following table sets forth the name, age and position of each Officer and Director of the Company:

Name                Age  Position

Howard M. Crosby    45   Chairman of the Board of Directors

John Ryan           35   President and member of the Board of
                         Directors

Orson Mabey, III    34   Vice President and a member of the Board of
                         Directors

Carlos Chavez       57   Secretary/Treasurer

J.D.H. Morgan       59   Member of the Board of Directors

Mike Mason          53   Member of the Board of Directors

     No family relationships exist among any directors or officers of the Company.

     The authorized number of directors of the Company is presently fixed at ten. Each director serves for a term of one year that expires at the following annual shareholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

     Set forth below is certain biographical information regarding each director and executive officer of the Company:

Howard Crosby - Chairman of the Board of Directors

     Since February 5, 1998, Mr. Crosby has been the Chairman of the Board of Directors. Since February 1994, Mr. Crosby has been the President and a member of the Board of Directors of Royal Silver Mines, Inc., since February 1994. Since 1989, Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory and public relations firm. From September 1992 to May 1993, Mr. Crosby was employed by Digitran Systems, Inc., of Logan, Utah, in the marketing department. In May of 1993, Mr. Crosby entered into a business consulting relationship with Centurion and has served as president and a director of two of the Company's subsidiaries, Mammoth Mining Company and The Gold Chain Mining Company. Mr. Crosby received a B.A. degree from the University of Idaho in 1974.

John Ryan - President and a member of the Board of Directors

     Since February 5, 1998, Mr. Ryan has been the President and a member of the Board of Directors of the Company. Since June 1996, Mr. Ryan has been President and a Director of Metalline Mining Company. Since April 1997, Mr. Ryan has been a member of the Board of Directors of Royal Silver Mines, Inc., and its Vice President of Corporate Development since September 1996. Mr. Ryan is a professional mining engineer. Mr. Ryan has served as a consultant in mining engineering services, and will continue in these activities during his tenure, if elected. In addition to his professional degree in Mining Engineering, which he received from the University of Idaho, Mr. Ryan also holds a juris doctorate (J.D.) law degree from the Boston College of Law.

Orson Mabey, III - Vice President and a member of the Board of
Directors

     Since June 1993, Mr. Mabey has been Vice President and a member of the Board of Directors of the Company. Mr. Mabey is a Senior Trading Analyst developing commercial trading applications for Tosco Corporation, the largest independent petroleum refiner on the eastern coast of the United States. From 1987 to 1993, Mr. Mabey was employed by Amerada Hess Corporation as Senior Trading Analyst. Mr. Mabey has a Masters degree in international management from the American Graduate School of International Management in Glendale, Arizona, and a B.A. degree in Finance from the University of Utah, Salt Lake City, Utah.

Carlos Chavez - Secretary/Treasurer

     Mr. Chavez has served as Corporate Secretary of the Company since July 1994 and Treasurer since January 1998. He has been principally employed as the Company's in-house corporate counsel since March 1994. Mr. Chavez received his Juris Doctor in 1980 from Stanford Law School, Palo Alto, California, and has been admitted to the Utah State Bar and the Bar of the District of Columbia. From 1991 to his employment with the Company, Mr. Chavez was employed with two firms in Salt Lake City, Utah. During 1989 and 1990, Mr. Chavez was a visiting assistant professor of law at Whittier College School of Law in Los Angeles, California. Previously, Mr. Chavez served as an assistant attorney general of Utah and associate legal counsel for the University of Utah, where he later taught as an adjunct professor of law.

J.D.H. (David) Morgan - Member of the Board of Directors

     Since April 1991, Mr. Morgan has been a member of the Board of Directors of the Company. Mr. Morgan has been principally employed by Lehman Brothers during the last five years. Mr. Morgan has worked in the metals industry for over 25 years. He holds an engineering degree from Cambridge University and a Masters degree in mineral processing from the Royal School of Mines, London University. He is a Chartered Engineer and a member of the Institution of Mining and Metallurgy. For the past ten years, Mr. Morgan has been a securities analyst specializing in mining equities covering North America and most of the world's other main mining markets. He is a member of the International Stock Exchange, London, and the Institute of Investment Management and Research. From 1985 to 1994, he was a Director of Equity Research with Lehman Brothers International. Currently, he is an independent mining share specialist based in London.

Michael T.  Mason - Member of the Board of Directors

     Since January 30, 1998, Mr. Mason has been a member of the Board of Directors of the Company. Mr. Mason has been Managing Partner of Minerals Services, LLC. since 1997, providing technical, commercial, risk management, marketing and financial support to the international minerals industry. From 1995 to 1997, Mr. Mason was Managing Director, Senior Trader for AIOC Corporation, an international commodities trading firm. He has held senior management positions in metals commodities trading for over 17 years. Mr. Mason acquired extensive knowledge of international minerals production and marketing while employed by Asarco, Inc., where he rose through the ranks from Junior Engineer to Senior Ore Buyer. He has a Master's degree in business administration, specializing in finance, from the University of California at Los Angeles. His Bachelor of Science degree is in metallurgical engineering from the University of Arizona.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

     Section 16(a) of the Securities and Exchange Act of 1934 requires officers, directors, and persons who own more than ten percent of a registered class of a company's equity securities to file initial reports of beneficial ownership and to report changes in ownership of a those securities with the Securities and Exchange Commission and the National Association of Securities Dealers. They are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of Forms 3, 4, and 5 furnished to the Company or written representations that no other transactions were required, the

Company has determined that the pertinent officers, directors, and principal shareholders have complied with all applicable Section
16(a) requirements during fiscal 1997.

Indemnification

     At the April 19, 1991, annual shareholders meeting, the shareholders approved an amendment to the Company's Articles of Incorporation, limiting the personal liability of directors to the Company and its shareholders, to the extent allowed by Utah law. In effect, the shareholders approved the adoption of statutory provisions which permit a Utah corporation to eliminate the personal liability of directors for monetary damages for breach of fiduciary duty.

     The Company has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

---------------------------------------------------------------------
                         CERTAIN TRANSACTIONS
---------------------------------------------------------------------

     Certain of the directors and/or officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and, consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by such directors and officers involving the Company, as the case may be, will be made in accordance with their duties and obligation to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers are required to declare and refrain from voting on any matter in which such directors and officers may have a conflict of interest. In this respect, Howard Crosby, who was the President of Celebration and of the Company at the time of the Reorganization, refrained from voting on any matter related to the Reorganization or any other matter pertaining to both companies.

     The Company has engaged in transactions with its officers, directors and principal shareholders, including the issuance of the initial shares of the Company. Such transactions may be considered as not having occurred at arm's length. The Company may be engaged in transactions with management and others involving conflicts of interest, including conflicts on salaries and other payments to such parties, as well as business opportunities which may arise. In this regard, the directors of the Company are involved in other companies and may have conflicts of interest in allocating time between the Company and other entities to which they are affiliated.

Relationships and Transactions Pertaining to the Company.

     The Company had leased certain technical geological equipment and field vehicles from Axis Geophysics Company ("Axis"), a sole proprietorship operated by Spenst Hansen, an officer, director, and principal shareholder of the Company. Upon review of these transactions it appears the Company may have been mislead in some or all of such transactions. The Company has initiated a civil suit against Spenst Hansen. See "Litigation."

     Also, prior to December 1994, Keystone Surveys, Inc.
("Keystone"), a corporation owned by Mr. Hansen, leased non-management personnel to the Company.

     On January 30, 1998, the Company affected a 1 for 10 reverse stock-split of the Company's common shares; approved the issuance of 250,000 shares of Common Stock pursuant to the Company's 1991 Stock Option and Award Plan; and, changed the Company's name to Grand Central Silver Mines, Inc.

     The Company plans to issue 1,200,000 "restricted" shares of Common Stock at $1.65 per share pursuant to Reg. 506 of the Act. As of the date of this Prospectus, no shares have been sold and there is no assurance that any shares will be sold in the future.

---------------------------------------------------------------------
                       MANAGEMENT REMUNERATION
---------------------------------------------------------------------

SUMMARY COMPENSATION

Compensation of Directors.

     No contractual arrangements with any member of the Board of Directors. Directors receive for their services a retainer fee payable in shares of the Company's Common Stock, currently at the rate of 500 shares earned per quarter of completed service. During fiscal 1997, 8,000 shares were earned, of which 6,000 were issued during fiscal 1997, and 2,000 were issued during the first quarter of fiscal 1998.

     As additional compensation, directors receive options to purchase Company stock at $1.50 per share, vesting at a rate of 10,000 options per quarter. See footnote 2 to the "Summary Compensation Table", below. During fiscal 1997, 16,000 options vested, of which 12,000 were issued during fiscal 1997, and 4,000 were issued during the first quarter of fiscal 1998. No options were exercised during fiscal 1997. During fiscal 1997, the Company approved an entitlement to authorize at a later date a one-time grant of out-of-the-money options to purchase Common Stock, but only upon the satisfaction of certain terms and conditions. The grant, vesting, and issuance of these options is conditional upon the market price of the stock achieving, before the end of fiscal 1999, an average price for 30 or more consecutive trading days of at least

$1.20, which is 25% greater than the market price of the stock on the date of Board approval ($0.96 per share).Upon meeting that condition, the authorization to grant the options would be triggered and, upon subsequent vesting, the options would have had an exercise price of $1.44 per share, set at 150% of the closing price on the Board approval date. These out-of-the-money options would then be exercisable until September 30, 2001. To date, the conditions have not been met and, therefore, no out-of-the-money options have been authorized, vested, or exercised.

Compensation of Executive Officers.

     The following table sets forth the compensation paid by the Company during each of the last three fiscal years to its Chief Executive Officer, and to the other four most highly compensated officers and executive officers, but only if the total annual salary and bonus of any such executive officer exceeded $100,000 for Fiscal 1997 (the "Named Executive Officers"). This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

                                                            Long-Term
                                                            Compensation
                                                            ------------
                    Annual Compensation                     Securities
Name and            ------------------- Other Annual        Underlying
Principal Position  Year     Salary     Compensation[1]     Options/SARS[2]
Spenst Hanson       1997      $72,000   $44,531             42,000
                    1996       36,000    92,812                  0
                    1995       36,000    97,500             27,000

[1] Represents the dollar value of all awards of stock received under the Company's 1991 Stock Option and Award Plan, as amended, as part of non-cash compensation that Mr. Hansen earned during each of fiscal 1997, 1996, and 1995 in lieu of fees of 5,000 shares per quarter for service in each of three positions, as director, as president and as CEO of the Company, for a total quarterly award of 1,500 shares. The aggregate number of shares that have been authorized and reserved under this award to Mr. Hansen, but which had not vested, and thus had not been issued, as of September 30, 1997, was 13,500 shares, and their fair market value at the end of fiscal year 1997 was $46,440, based on the closing price of $0.344 on September 30, 1997. Of the 13,500 shares that remained unissued at the end of fiscal year 1997, 1,500 shares vested on, and were issued subsequent to, October 1, 1997. The remaining 12,000 shares will vest quarterly in blocks of 1,500 shares each on the following dates (all of which are less than three years from January 30, 1997, the grant date): January 1, April 1, July 1, and October 1 of 1998; and January 1, April 1, July 1, and October 1 of 1999. Vesting is immediate upon a change of control. No dividends are paid on any of the awards of stock reported.

[2] This amount is a combination of options including: (i) 12,000 vested, but unexercised options that were renewed and extended on March 31, 1997; (ii) 3,000 options that vested on July 1, 1997; (iii) 3,000 options that vested on October 1, 1997; and 24,000 options that will vest January 1, April 1, July 1, and October 1 of 1998; and January 1, April 1, July 1, and October 1 of 1999. These options vest at a quarterly rate of 3,000 options, consisting of three awards of 1,000 options each for service as director, president, and CEO, respectively, of the Company. Vesting is immediate upon a change of control. The options are exercisable through September 30, 2000, at a price of $1.50 per share, the closing price on the grant date.

     Other than the Company's incentive Stock Option Plan, there are no retirement, pension, or profit sharing plans for the benefit of the Company's officers and directors.

Option/SAR Grants Table.

     Information concerning individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs"), and freestanding SARs made during fiscal 1997 to each of the Named
Executive Officers is reflected in the table below.

Option/SAR Grants in Fiscal 1997

                                      Potential
                                      Realizable Value
                                      at Assumed Annual              Alternative
                                      Rates of Stock                 to 5% and
                                      Price Appreciation             10% Grant
          Individual Grants           for Option Term                Date Value
_______________________________________________________________________________
                        Percent of
          Number of     Total                                           Grant
          Securities    Options/SARs                                    Date
          Underlying    Granted to    Exercise Expir-                   Present
          Options/SARs  Employees     or Base  ation                    Value
Name      Granted (#)   in Fiscal Yr  Price    Date       5%($) 10%($)  ($)
-------------------------------------------------------------------------------
Spenst
  Hansen  30,000 [1]    50 percent    $1.50    09/30/2000 $ 0   $ 0      $ 0

[1]  See footnote 2 to the "Summary Compensation Table" above.

Aggregated Option/SAR Exercises and Fiscal 1997 Year-End Option/SAR
Value Table.

     The following table sets forth certain information with respect to each exercise of stock options and SARs during fiscal 1997 by each of the Named Executive Officers, and the fiscal 1997 year-end value of unexercised options and SARs. The dollar values are calculated by determining the difference between the exercise or base price of the options and the fair market value of the underlying stock at the time of exercise and at fiscal year-end if unexercised, respectively. The unexercised options, some of which may be exercisable, have not been exercised and it is possible they might never be exercised. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance and value of the Common Stock and overall stock market conditions. There can be no assurance that the projected gains and values shown in this Table will be realized.

           AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1997
            AND OPTION/SAR VALUES AT SEPTEMBER 30, 1997

                                Number of Securities     Value of Unexercised
                                Underlying Unexercised   In-the-Money at FY-End
                                Options/SARsOptions/SARs (#) at FY-END ($)
        Shares         Dollar
        Acquired       Value    Exercisable/             Exercisable/
Name    on Exercise(#) Realized Unexercisable            Unexercisable
______________________________________________________________________________
Spenst
  Hansen 0              N/A      15,000/27,000 [1]        N/A [2]

[1] The 15,000 exercisable options consist of 12,000 vested options renewed on March 31, 1997, and 3,000 options that vested on July 1, 1997. The 27,000 unexercisable options had not vested prior to the end of fiscal 1997, but 3,000 of those options vested on October 1, 1997.

[2] None of the options that were unexercised at fiscal year-end had any in-the-money value at that date.

Long-Term Incentive Plan Awards.

     The Company does not have any formalized long-term incentive plans, excluding restricted stock, stock option and SAR plans, which provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure.

Compensation Committee Interlocks and Insider Participation.

     There are no compensation committee interlocks. With respect to insider participation, Spenst Hansen and Orson Mabey, III, participated in deliberations of the Company's Board of Directors during fiscal 1997 concerning executive officer compensation.

---------------------------------------------------------------------
                        PRINCIPAL SHAREHOLDERS
---------------------------------------------------------------------
     The following table sets forth, as of the effective date of this offering, the outstanding Common Stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock, and the name and shareholdings of each Officer and Director and all Officers and Directors as a group.

     Currently, there are 6,062,517 shares of Common Stock are presently issued and outstanding. Of the foregoing 6,062,517 shares outstanding, 3,545,486 are "Restricted Securities" as that term is defined under Rule 144 of the Securities Act of 1933, as amended, and, as such, may not be sold in the absence of registration under the Securities Act of 1933, as amended, or the availability of an exemption therefrom.

     The following table sets forth the Common Stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each director individually and all officers and directors of the Company as a group. Each person has sole voting and investment power with respect to the shares of Common Stock shown, and all ownership is of record and beneficial.

Name and address            Number of                        Percent
of owner                    Shares[1]      Position          of Class
---------------------------------------------------------------------
Howard M.  Crosby             65,000       Chairman of the     1.07%
105 N.  First, Suite 232                   Board
Sandpoint, ID 83864

John Ryan                          0       President and       0.00%
1010 Ironwood Drive                        Member of the Board
Suite 105
Couer d'Alene, ID 83814

Orson Mabey, III              37,334 [3]   Vice President and   0.62%
264 Nineth Street                          a member of the Board
Suite 3H
Jersey City, NJ 07302

Carlos Chavez                  6,500       Secretary/Treasurer  0.11%
815 Yale Avenue
Salt Lake City, UT 84105

J.D.H. Morgan                 34,000 [4]   Member of the Board  0.56%
1 Tamplin Grove
London, U. K. W84 J6




Mike Mason                         0       Member of the Board  0.00%
1010 Ironwood Drive
Suite 105
Couer d'Alene, ID 83814

All Officers and
Directors as a
Group (6 Persons)            142,834 [5]
2.36%

Spenst M. Hansen             222,057 [2]                        3.66%
860 South 500 West Street
Salt Lake City, UT 84101

Pines International          900,000 [6]                       14.85%
 Mining Corporation
505 Park Avenue
14th Floor
New York, New York 10022

Royal Silver Mines, Inc.   1,235,000 [7]                       20.37%
10220 North Nevada, Suite 270
Spokane, Washington 99218

San Miquel Mining Corp.      382,000 [8]
6.31%
505 Park Avenue
14th Floor
New York, New York 10022

[1] In determining beneficial ownership, for purposes of this table only, the amount reported for each individual or group listed above includes all shares that such person or group has the right to acquire within 60 days of September 30, 1997, such as, but not limited to, all awards of shares that will vest within such 60-day period, and all shares purchasable through the exercise of options, warrants or rights within such 60-day period. Unless otherwise noted, all shares are owned beneficially and of record.

[2] Includes 1,500 shares for director and CEO fees that vested on October 1, 1997, and options to purchase 18,000 shares, of which 15,000 have vested and are currently exercisable, and of which 3,000 will vest on January 1, 1998, and become immediately exercisable within 60 days. Mr. Hansen resigned from the Board of Directors on April 15, 1998. The Company initiated a civil suit against Mr. Hansen on April 28, 1998. See "Litigation."

[3] Includes 500 shares for director fees that vested on October 1, 1997, and options to purchase 18,000 shares, of which 17,000 have vested and are currently exercisable, and of which 1,000 will vest on January 1, 1998, and become immediately exercisable within 60 days.

[4] Includes 500 shares for director fees that vested on October 1, 1997, and options to purchase 18,000 shares, of which 17,000 have vested and are currently exercisable, and of which 1,000 will vest on January 1, 1998, and become immediately exercisable within 60 days.

[5] Includes 4,020 shares for director, and officer service fees, and for awards of shares that vest within 60 days, and options to purchase 68,000 shares, of which 62,000 have vested and are currently exercisable, and of which 6,000 will vest and become immediately exercisable within 60 days.

[6] Pines International Resorts, Inc. is a Delaware corporation. Its sole shareholder, officer and director is Waylon E. McMullen.

[7] Royal Silver Mines, Inc. is a Utah corporation ("Royal") whose securities are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "RSMI." Messrs. Ryan and Crosby are officers and directors of Royal. Mr. Ryan owns 30,000 shares of Royal and Mr. Crosby owns 606,000 shares of Royal. Royal had a total of 15,284,565 shares outstanding as of March 31, 1998. See "Management."

[8] San Miguel Mining Corp. is a British Virgin Island corporation. Its shareholders are as follows: 1) China State Construction & Engineering Good and Materials Company (B.V.I.), Inc. and its President and sold shareholder is Wang Li; 2) Universal Resource International (B.V.I.), Inc. and its President and sole shareholder is James Young; and, 3) Northbridge Holding, Inc. and its President and sole shareholder is Sharon Chelednik.

     All shares are owned beneficially and of record, unless otherwise noted. The aforementioned reflects the q for 10 reverse stock split which occurred on January 30, 1998.

---------------------------------------------------------------------
                         SELLING SHAREHOLDERS
---------------------------------------------------------------------

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered by the Selling Shareholders. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                    Shares                        Shares
                    Beneficially                  Beneficially
                    Owned Prior         Shares    Owned After
Beneficial          to Offering         to be     Offering
Owner               Number    Percent   Sold      Number    Percent
Pines International 900,000   14.85%    900,000   -0-       0.00%
 Resort, Inc. [1]
505 Park Avenue
14th Floor
New York, New York 10022

Edward Kanner        12,500    0.21%     12,500   -0-       0.00%
106 Daltree Court
Marietta, Georgia 30068

Twenty First
Century Advisors    100,000    1.65%    100,000   -0-       0.00%
L.C.C. [2]
136 Heber Street
Suite 204
Park City, Utah 84060

[1]  Pines International Resort, Inc.  is a Delaware corporation.
     Its sole shareholder, officer and director is Waylon E.
     McMullen.

[2] Twenty First Century Advisors, L.C.C. is a limited liability corporation. Its partners are Robert Skandalaris, Troy Wiseman, John Gakenheimer, Richard K. Mastain and Gordon C. Esch.

     The aforementioned reflects the 1 for 10 reverse stock split that occurred on January 30, 1998.

---------------------------------------------------------------------
                    DESCRIPTION OF THE SECURITIES
---------------------------------------------------------------------

     The Company is presently authorized to issue up to 40,000,000 shares of its $0.01 par value Common Stock. Presently 6,062,517 shares are issued and outstanding. The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.

Rights of Common Stock Shareholders

     Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. See "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

     There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as disclosed in this Prospectus. See "Management Remuneration."

Shares Eligible for Future Sale

     The offering the Company has outstanding 6,062,517 shares of Common Stock. Of the remaining shares 2,517,031 are freely tradeable without restriction and 3,545,486 are "restricted" securities as defined in Rule 144 of the Act. See "Plan of Distribution."

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

Transfer Agent

     The Company's Transfer Agent is:

          OTC Stock Transfer, 231 East 2100 South, Salt Lake City, Utah 84115 is the transfer agent for the Company's $0.01 par value Common Stock.

     The Company's Shares are traded as a "Small Cap Company" by the National Association of Securities Dealers, Inc. under the symbol "GSLM." The prices listed below were obtained from the National Quotation Bureau, Inc., and are the highest and lowest bids reported during each fiscal quarter for the period December 31, 1995, through March 31, 1998. These bid prices are over-the-counter market quotations based on interdealer bid prices, without markup, markdown, or commission and may not necessarily represent actual transactions:

Fiscal Quarter Ended     High Bid ($)   Low Bid ($)
--------------------     ------------   -----------
December 31, 1995        2.06           1.44
March 31, 1996           2.06           1.38
June 30, 1996            1.88           1.31
September 30, 1996       1.69           0.88
December 31, 1996        1.38           0.75
March 31, 1997           0.94           0.50
June 30, 1997            0.75           0.38
September 30, 1997       0.69           0.31
December 31, 1997        5.93           1.56
March 31, 1998           3.00           1.50


     On May 4, 1998, the average of the high bid and low ask quotation for the Company's common shares as quoted on the NASDAQ was $2,375.

     The approximate number of holders of common stock of record on May 5, 1998, was 764.

     Since its inception, the Company has not paid any dividends on its common shares. The Company does not anticipate that dividends will be paid in the foreseeable future.

---------------------------------------------------------------------
                         PLAN OF DISTRIBUTION
---------------------------------------------------------------------

     The distribution of the offered by the Selling Shareholders may be effected by one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders. The Company will not receive any proceeds from the sale of the shares of Common Stock.

---------------------------------------------------------------------
                              LITIGATION
---------------------------------------------------------------------

     The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation other than as described below. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation other than as described below. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

     On January 20, 1998, Thomas F. Miller, James Kontes and United Silver Mines, Inc., ("Plaintiffs") filed suit against Royal Silver Mines, Inc., Celebration Mining Company, Howard Crosby, and John Does 1 through 50 (the "Defendants") in the First Judicial District Court in and for Box Elder County, State of Utah, Case No. 980100049 to recover the Vipont Mine together with incidental and consequential damages or in the alternative, consequential, incidental and compensatory damages together with punitive damages, costs and attorney's fees. Messrs. Miller and Kontes and United Silver Mines allege that Royal Silver Mines, Inc. did not issue 2,000,000 shares of its common stock which were due United Silver Mines and James Kontes as part of the consideration for the acquisition of the Vipont Mines. Royal Silver believes the foregoing is totally without merit and Royal Silver intends to defend the foregoing action vigorously.

     On January 22, 1998, Joan G. Rounds, individually and as custodian for Justin Rounds and Kelly Rounds, and as trustee for John
N. Gromer, JGR Ventures, a Colorado partnership, Norman P. Rounds for his individual retirement account, Standord Square, LLLP, Oversight Management Company, Christine M. Fenimore, Michael Fleming, R. David Preston, and Patricia Brooks ("Plaintiffs") filed suit against Royal Silver Mines, Inc., Metalline Mining Company, Crosby Enterprises, Inc., Howard Crosby, Robert E. Jorgensen, John Ryan, Merlin Bingham, and Daniel Gorski ("Defendants") in the United States District Court for the District of Colorado, Case No. 98-WY-122. The plaintiffs' seek to recover the dollar amount of their investments, together with interest, attorney's fees and costs, as a result of the defendants' failure to disclose material information and in making misleading statements in connection with public trading of Royal Silver's common stock during the period May 1996 through August 1997. Royal Silver and its officers and directors deny the foregoing allegations and intend to defend the foregoing action vigorously.

     On April 28, 1998, the Company filed a civil action in the United States District Court for the District of Utah, Central Division, Case No. 2:98cv00300S against Spenst Hansen, Keystone Survey, Inc., a Utah corporation, West Tintic Mining Company, a Utah corporation, South Iron Blossom Mining Company, a Utah corporation, and Axis Development Corporation, a Utah corporation, Defendants.
The civil action alleges that: 1) the defendants violated Section 16(b) of the Securities Exchange Act of 1934; 2) Spenst Hansen breached the fiduciary duties owed to the Company; and, 3) Spenst Hansen converted assets belonging to the Company. The Company seeks an accounting; recovery of short swing profits; disgorgement of proceeds; return of stock; not less than $247,000 in actual damages; not less than $750,000 in punitive damages; an injunction; and, costs and attorney's fees. On May 5, 1998, the court entered a temporary restraining order and on May 8, 1998, the parties agreed to extend the temporary restraining order indefinitely. Mr. Hansen has not yet filed a response to the allegations of the complaint.


---------------------------------------------------------------------
                            LEGAL MATTERS
---------------------------------------------------------------------

     Legal matters in connection with the Common Stock of the Company being sold by the Selling Shareholders will be passed upon by Conrad
C. Lysiak, Attorney and Counselor at Law, West 601 First Avenue,
Suite 503, Spokane, Washington 99201.

---------------------------------------------------------------------
                               EXPERTS
---------------------------------------------------------------------

     The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Jones, Jensen & Company, Certified Public Accountants, 50 South Main Street, Suite 1450, Salt Lake City, Utah 84144, as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

--------------------------------------------------------------------
                        ADDITIONAL INFORMATION
---------------------------------------------------------------------

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549, a registration statement under the Act, as amended with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, exhibits and schedules thereto. For further information with respect to the Company and the Units, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers in Washington, D.C., upon payment of the fees prescribed by the Commission.

                  CENTURION MINES CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                         SEPTEMBER 30, 1997 AND 1996

                 CENTURION MINES CORPORATION AND SUBSIDIARIES

                        Consolidated Balance Sheets



                         C O N T E N T S

Independent Auditors' Report

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Stockholders' Equity

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

                        INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Centurion Mines Corporation and Subsidiaries
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheets of Centurion Mines Corporation and Subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended September 30, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Centurion Mines Corporation and Subsidiaries as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the years ended September 30, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.


Jones, Jensen & Company
November 26, 1997

                      CENTURION MINES CORPORATION AND SUBSIDIARIES
                        Consolidated Balance Sheets (Continued)

                                ASSETS

                                  September 30,
                                  1997              1996
CURRENT ASSETS

  Cash                            $     30,080      $   133,556
  Accounts receivable                     -               5,000
  Accounts receivable - related
   parties (Note 9)                     26,312           28,842
  Prepaid mining leases                 41,606           76,578
  Marketable securities (Note 5)       150,000          150,000

     Total Current Assets              247,998          393,976

MINERAL PROPERTIES (Note 3)          9,648,747        8,849,485

PROPERTY AND EQUIPMENT (Note 2)

  Furniture and office equipment       249,000          240,717
  Field equipment                      580,999          441,756
  Leasehold improvements                 7,517            8,845
  Vehicles                             125,151          125,151
  Leased automobiles and equipment      84,620           84,620
  Less - accumulated depreciation
    and amortization                  (547,436)        (385,412)

     Total Property and Equipment      499,851          515,677

OTHER ASSETS                            15,478           11,190

     TOTAL ASSETS                 $ 10,412,074      $ 9,770,328


                      CENTURION MINES CORPORATION AND SUBSIDIARIES
                        Consolidated Balance Sheets (Continued)

                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                         September 30,
                                       1997              1996
CURRENT LIABILITIES

 Accounts payable                      $   295,301       $   206,622

 Accrued expenses                           24,029            45,587

 Payable to related party (Note 9)             476             6,074
 Advances from shareholder (Note 9)         84,315             6,561
 Leases payable - current portion (Note 7)  30,835            31,895
 Notes payable - current portion (Note 6)       -             80,542

       Total Current Liabilities           434,956           377,281

LONG-TERM DEBT

 Leases payable (Note 7)                    22,041            32,445
 Note payable - related party (Note 9)          -             35,530
 Notes payable (Note 6)                     71,004            38,461

       Total Long-Term Debt                 93,045           106,436

       Total Liabilities                   528,001           483,717

MINORITY INTEREST IN
  CONSOLIDATED SUBSIDIARIES                 32,724            29,685

COMMITMENTS AND CONTINGENCIES
  (Notes 10, 11, and 12)                        -                 -

STOCKHOLDERS' EQUITY
 Common stock, $.01 par value;
  40,000,000 shares authorized,
  30,575,796 and 26,081,077 shares
  issued and outstanding, respectively     305,758           260,811
 Additional paid-in capital             21,871,474        19,673,873
 Accumulated deficit                   (12,314,383)      (10,654,508)
 Receivable related to sale of
   common stock                            (11,500)          (23,250)

       Total Stockholders' Equity        9,851,349         9,256,926

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                 $10,412,074       $ 9,770,328

                   CENTURION MINES CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations

                              For the Years Ended September 30,
                              1997          1996          1995
REVENUES
    Operating revenue         $      -      $      -      $      -

    Total Revenues                   -             -             -

OPERATING COSTS
 General and administrative   1,394,512     1,829,076     1,737,027
 General and administrative -
  related party (Note 9)         77,460        57,375        39,849
 Mineral leases                 235,811       266,152       204,821
 Depreciation and amortization  170,869       136,282       106,328

     Total Operating Costs    1,878,656     2,288,885     2,088,025

LOSS FROM OPERATIONS         (1,878,656)   (2,288,885)   (2,088,025)

OTHER INCOME (EXPENSE)
 Interest and other income       87,748       155,946        29,956
 Interest expense               (17,703)      (11,013)       (2,501)
 Loss on investments accounted for
  under the equity method            -             -       (686,809)
 Sale of securities             319,471       482,413            -
 Gain (loss) from disposition
   of assets                   (167,696)           -       (154,431)

     Total Other Income
      (Expense)                 221,820       627,346      (813,785)

NET LOSS BEFORE
  MINORITY INTERESTS         (1,656,836)   (1,661,539)   (2,901,810)

MINORITY INTERESTS IN
 (GAIN) LOSS OF
 CONSOLIDATED SUBSIDIARIES       (3,039)        1,056       266,155

NET LOSS                    $(1,659,875)  $(1,660,483)  $(2,635,655)

NET LOSS PER
 COMMON SHARE               $      (.06)  $      (.07)  $      (.11)

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING         28,206,128    24,599,843    23,266,388


                    CENTURION MINES CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Stockholders' Equity

                                                                   Receivable
                                        Additional                 Sale Related
                    Common Stock        Paid-in     Accumulated    to Sale of
                 Shares     Amount      Capital     Deficit        Common Stock
Balance,
 09/30/94        22,157,921 $  221,579  $14,400,348  $ (6,358,370) $ (323,250)

Issuance of shares
 to employees, officers
 and consultants for
 services at prices
 ranging from $1.25 to
 $2.25 per share    280,750      2,808      689,002            -           -


Issuance of shares for
 directors fees at prices
 ranging from $1.25 to
 $2.13 per share    143,000      1,430      201,870            -           -

Issuance of shares for
 cash at prices ranging
 from $1.07 to $1.62
 per share        1,110,000     11,100    1,555,900            -           -

Issuance of shares in
 lieu of outstanding
 debt at prices
 ranging from $1.53
 to $1.72 per share   8,000         80      12,970             -           -

Issuance of shares for the
 purchase of equity
 investments at $1.77
 per share          105,000      1,050     185,000             -           -

Stock subscription
  received               -          -           -              -       300,000

Net loss for the year
 ended September 30,
 1995                    -          -           -      (2,635,655)          -

Balance,
 09/30/95        23,804,671 $  238,047 $17,045,090    $(8,994,025)  $  (23,250)


                 CENTURION MINES CORPORATION AND SUBSIDIARIES
         Consolidated Statements of Stockholders' Equity (Continued)


Receivable
                                        Additional                 Sale Related
                    Common Stock        Paid-in     Accumulated    to Sale of
                 Shares      Amount     Capital     Deficit        Common Stock
Balance,
 09/30/95        23,804,671  $ 238,047  $17,045,090 $ (8,994,025)  $   (23,250)

Issuance of shares
to employees, officers
and consultants for
services at prices
ranging from $1.00
to $1.87 per share  311,250      3,112      440,874           -             -

Issuance of shares for
directors fees at prices
ranging from $1.21 to
$1.84 per share     245,000      2,450      339,525           -             -

Issuance of shares for
cash at prices ranging
from $0.66 to $1.50
per share         1,538,656     15,387    1,562,879           -             -

Issuance of shares
in lieu of outstanding
debt at prices ranging
from $1.25 to $1.87
per share            25,000        250       38,510           -             -

Issuance of shares
for the purchase of
property at prices
ranging from $1.31
to $1.84 per share  156,500      1,565      246,995           -             -

Net loss for the
year ended
September 30, 1996       -          -             -   (1,660,483)           -

Balance,
 09/30/96        26,081,077  $ 260,811   $19,673,873 $(10,654,508)  $  (23,250)


                  CENTURION MINES CORPORATION AND SUBSIDIARIES
          Consolidated Statements of Stockholders' Equity (Continued)

Receivable
                                         Additional                Sale Related
                     Common Stock        Paid-in     Accumulated   to Sale of
                 Shares      Amount     Capital     Deficit        Common Stock
Balance
 09/30/96        26,081,077  $ 260,811  $19,673,873 $(10,654,508)  $   (23,250)

Issuance of shares
to employees, officers
and consultants for
services at prices
ranging from $0.25 to
$1.25 per share   1,134,819     11,348      696,851           -             -

Issuance of shares
for directors fees
at prices ranging
from $0.53 to $1.00
per share           135,000     1,350        99,900           -             -

Issuance of shares
for cash at prices
ranging from $0.23 to
$0.79 per share   2,810,420    28,104     1,191,455           -             -

Issuance of shares
for purchase of
mineral properties
at prices ranging
from $0.38 to $0.50
per share          371,080      3,711       169,829           -             -

Issuance of shares
in lieu of outstanding
debt at $0.92
per share           43,400        434        39,566           -             -

Stock subscription
received                -          -             -            -         11,750

Net loss for the
year ended September
 30, 1997               -          -             -    (1,659,875)           -

Balance,
 09/30/97       30,575,796  $ 305,758   $21,871,474 $(12,314,383)   $  (11,500)


             CENTURION MINES CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows

                                      For the Years Ended September 30,
                                    1997           1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                   $ (1,659,875)  $ (1,660,483)  $ (2,635,655)
Adjustments to reconcile net income
 (loss) to net cash used in operating
 activities:
Compensation and other expenses paid
 through issuance of common stock        708,199        443,986        691,810
Issuance of common stock to directors
 for compensation                        101,250        341,975        203,300
Loss (gain) on disposition of assets     167,696         (6,799)            -
Depreciation and amortization            170,869        136,282        106,328
Minority interests                         3,039         (1,056)      (266,155)
Changes in assets and liabilities
 net of effect of acquisitions:
Accounts receivable                        5,000             -          (5,000)
Accounts receivable - related parties      2,530        168,997       (114,771)
Marketable securities                         -        (150,000)            -
Prepaid mining leases                     34,972         13,169          9,927
Other assets                              (4,288)       (5,300)          5,156
Accounts payable and related
 party payables                           47,551       163,479         125,002
Accrued expenses                         (21,558)       33,769        (106,232)

Net Cash Used by
 Operating Activities                   (444,615)     (521,981)     (1,986,290)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment      (155,043)     (250,551)       (266,556)
Acquisition and exploration of
 mineral properties                     (793,418)     (506,262)       (307,220)

Net Cash Used by
 Investing Activities                $  (948,461)    $(756,813)      $(573,776)

                  CENTURION MINES CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Continued)

                                   For the Years Ended September 30,
                                      1997         1996          1995
CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of common stock for cash     $ 1,219,559  $ 1,578,266   $  1,867,000
Proceeds on leases payable                 18,000           -              -
Payments on leases payable                (29,464)     (14,394)            -
Payments on notes payable                  (7,999)    (142,193)            -
Cash received on subscription receivable   11,750           -               -
Advances from shareholder                  84,315        5,961          33,400
Payments to shareholder                    (6,561)     (32,800)        (32,850)

Net Cash Provided by
Financing Activities                    1,289,600    1,394,840       1,867,550

NET INCREASE (DECREASE) IN CASH          (103,476)     116,046        (692,516)
CASH, BEGINNING OF YEAR                   133,556       17,510         710,026
CASH, END OF YEAR                     $    30,080  $   133,556     $    17,510

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Income taxes                      $       600  $       600     $       700
    Interest                          $    17,703  $    11,013     $     2,248

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended September 30, 1997, Centurion issued 371,080 shares of common stock valued at $173,540 for the acquisition of mineral properties. Centurion also issued 43,400 shares of common stock valued at $40,000 in lieu of a cash payment on a note owed for the acquisition of mineral properties.

During the year ended September 30, 1996, Centurion issued 25,000 shares of common stock valued at $38,760 in lieu of cash payments for outstanding debt. Centurion also issued 156,500 shares of common stock for the acquisition of mineral properties and field equipment valued at $248,560.

During the year ended September 30, 1996, Centurion acquired mineral properties valued at $161,196 and property and equipment valued at $78,734 through the issuance of promissory notes and lease agreements (See Notes 6 and 7).

During the year ended September 30, 1995, Centurion issued 8,000 shares of common stock valued at $13,050 in lieu of cash payments for outstanding debt. Centurion also issued 105,000 shares of common stock valued at $186,050 for equity positions in subsidiaries.

               CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE  1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

     Centurion Mines Corporation (" Centurion") was incorporated on June 21, 1984 under the laws of the State of Utah. Centurion and its subsidiaries (collectively the "Company") operate as a mineral resource company actively engaged in the acquisition and exploration of mineral properties containing gold, silver, copper and other metals. The Company conducts its business as a "junior" natural resource company, meaning that it intends to receive income from property sales or joint ventures with larger companies.

     A majority of the $9,648,747 of mineral properties included in the accompanying consolidated balance sheet as of September 30, 1997 is related to exploration properties. The Company has not determined whether the exploration properties contain ore reserves that are economically recoverable. The ultimate realization of the Company's investment in exploration properties is dependant upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in exploration properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the accompanying consolidated financial statements.

     The Company has incurred operating losses from inception to date and as of September 30, 1997 has an accumulated deficit of $12,314,383. During the year ended September 30, 1997, the Company's operations used $444,615 of cash and the Company used $948,461 of cash in investing activities. The Company's cash was provided from the sale of 2,810,420 shares of common stock at an average price of $0.43 per share for $1,219,559. Management expects that the Company's cash expenditures for the fiscal year ended September 30, 1998 will consist of the following: $80,000 for exploration activities, $50,000 for production related activities, $10,000 for acquisition of mineral properties, $30,000 for property lease payments, and $360,000 for general and administrative expenses. Management also expects that the Company's cash receipts for the fiscal year ended September 30, 1998 will consist of the following:
     $200,000 from the sale of common stock, $70,000 from the sale of surplus equipment and land, $200,000 from the sale of Nevada Star common stock and the partial liquidation of Centurion's ownership in Royal Silver Mines, Inc. stock, and $60,000 from joint venture business activities.

               CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE  1 - ORGANIZATION AND DESCRIPTION OF BUSINESS continued

     Although at September 30, 1997, the Company had a negative working capital of $186,958, the Company is currently negotiating to sell additional properties and contemplates financing further exploration of its mineral properties through joint venture arrangements. Subsequent to the end of fiscal 1997, the Company signed a Letter of Intent with Nevada Star Resources Corp. to bring about the completion of construction and begin operation of the SX/EW copper production facility at the site of the Company's OK Copper Mine project, in exchange for stock and royalties, any of which may result in additional capital to the Company (see Note 12). Nevertheless, if the Company is not successful in raising additional equity capital, is not able to sell some of its mineral properties, is not able to negotiate joint venture arrangements, or does not receive additional capital from its business ventures, the Company will reduce the level of expenditures to match its cash flow position.

NOTE  2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of Centurion and its subsidiaries, Centurion Exploration Incorporated ("CEI") and Dotson Exploration Company ("DEC"), wholly-owned subsidiaries; Mammoth Mining Company ("MMC") , an 81.8 percent-owned subsidiary; The Gold Chain Mining Company ("GCMN"), a 61.1 percent-owned subsidiary; and Tintic Coalition Mines Corporation ("TCM"), an 80 percent-owned subsidiary. All significant intercompany transactions and accounts have been eliminated in consolidation. Centurion acquired its interests in MMC, GCMN, and DEC during the year ended September 30, 1994. Centurion acquired its interests in CEI and TCM during the year ended September 30, 1993. (See Note
     4).

       a.  Accounting Method

     The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a September 30 year end.

       b.  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.





       86     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE  2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

       c.  Mineral Properties

     Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mining mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. Mineral properties are assessed at least annually to determine if a property has been disproved or should be abandoned based on other economic factors. The assessment is based on the Company's evaluation of the geological information gathered on the property and management's evaluation of the property's future expectation of profitability. Should a property be disproved or abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the remaining claims within the project area.

       d.  Property and Equipment

     Property and equipment are recorded at cost. Major additions and improvements are capitalized, while minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred.

     Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets as follows:

       Description                       Useful Lives
       Furniture and equipment           5 years
       Field equipment                   5 years
       Leasehold improvements            Life of lease
       Vehicles                          5 years

     Depreciation expense for the years ended September 30, 1997, 1996 and 1995 was $170,869, $136,282 and $106,328, respectively.

       e.  Capitalized Interest

     Interest costs that relate to the acquisition and development of mining properties that are not in production are capitalized. Interest costs related to operations are expensed as incurred. During the years ended September 30, 1997, 1996, and 1995, the Company capitalized $0, $0 and $0, respectively, of interest costs to mineral properties and expensed $17,703, $11,013, and $2,501, respectively.

       87     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE  2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

       f.  Net Loss Per Common Share

     Net loss per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period. Common stock options and other common stock equivalents were excluded from the calculation of the weighted average number of shares outstanding for the years ended September 30, 1997, 1996 and 1995 since they were antidilutive. No material dilution resulted from common stock equivalents outstanding for the year ended September 30, 1997.

     g.  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       h.  Reclassifications

     Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 financial statement presentation.

NOTE  3 -MINERAL PROPERTIES

     The following summarizes the Company's investments in significant mineral properties as of September 30, 1997 and 1996 and briefly describes the properties and activity related to each property.

                                       1997            1996
                                       ----------      ---------
       Utah Gold Belt Properties       $  254,002      $  254,002
       Tintic Districts                 6,900,515       6,659,089
       Kings Canyon Project               411,488         234,034
       OK Copper Mine Area              1,556,771       1,008,693
       Other                              525,971         693,667
                                       ----------      ----------
                                       $9,648,747      $8,849,485









       88     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE  3 -MINERAL PROPERTIES continued

       a.  Utah Gold Belt Properties

     The Utah Gold Belt is a major mineralized structural zone in the Oquirrh Mountain range situated on the west side of the Salt Lake Valley which has been a major producer of copper, gold, and silver. The Company has mineral rights to approximately 33 acres of land. During the fiscal year ended September 30, 1992, the Company sold a portion of its Utah Gold Belt properties to Kennecott Utah Copper Corporation ("Kennecott Copper") and retained mineral royalties on the properties ranging from 2.5 to 5 percent. One of the properties sold to Kennecott Copper, known as Barney's Canyon South, is currently under development by Kennecott Copper.

     The Company's investment in these properties decreased during the year ended September 30, 1995 since the Company's ownership interest in Royal Silver Mines, Inc. decreased to 21% at September 30, 1995 causing it to no longer be a consolidated subsidiary of the Company (See Note 4). Royal Silver Mines, Inc. holds properties at the Utah Gold Belt.

     During the years ended September 30, 1997, 1996 and 1995, the Company expended $0, $625 and $581, respectively, on exploration of these properties.

       b.  Tintic Districts

     The Main Tintic project covers approximately 14,756 acres of land which are held in a combination of forms, including private mining leases, state mineral leases, patented and unpatented mining claims situated approximately 70 miles southwest of Salt Lake City, Utah. The area includes various historic mines which produced large amounts of gold, silver and other metals. The project area contains several zones of known gold mineralization that were not explored or developed by the early miners. Centurion's current targets on the Main Tintic project include breccia-pipe deposits of gold, silver, and copper.

     During the years ended September 30, 1997, 1996 and 1995, the Company expended $241,426, $292,023 and $542,802, respectively, on exploration and development of these properties. The expended $0, $238,321 and $32,100 on acquisition of additional properties in the Tintic Districts during fiscal years 1997, 1996 and 1995, respectively.







       89     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE  3 -MINERAL PROPERTIES continued

       c.  Kings Canyon Project

     The Kings Canyon project includes approximately 3,840 acres of Utah state mineral leases situated in the Confusion Mountain Range of West-Central Utah, about 60 miles west of Delta, Utah. This project represents a newly discovered district of precious metal mineralization, with evidence for economic gold deposits over a 50 square mile area. Exploration efforts to date have delineated a substantial gold resource.

     The Company owns a 4% production royalty on all minerals produced from 82 claims (1,600 acres) and owns a 1.5% production royalty on an additional 12 Utah state mineral leases (5,500 acres) held by another company.

     During the years ended September 30, 1997, 1996 and 1995, the Company expended $177,454, $103,429 and $39,186, respectively, on exploration related to the project.

       d.  OK Copper Mine Area

     The OK Copper Mine property consists of approximately 8,700 acres of privately owned land and unpatented mining claims in Beaver County, Utah. The claims have proven copper reserves.

     During the years ended September 30, 1997, 1996, and 1995, the Company expended $548,078, $240,995 and $452,773, respectively, on exploration of these claims.

NOTE 4 -INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES

     The following describes the specific transactions and activity related to each of the consolidated subsidiaries as of September 30, 1997 and 1996.

       a.  Tintic Coalition Mines Corporation

     TCM was incorporated on April 27, 1993 for the purpose of acquiring, exploring and developing mineral properties in the southern portion of the Tintic Mining District. The original capital investment of $1,020 was loaned to the Company by Dr. Spenst Hansen, which was subsequently reimbursed, and 102,000 shares of Tintic Coalition common stock were issued to the Company for that initial investment.






       90     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE 4 -INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES continued

     During April 1993, Centurion acquired a partial interest in 680 acres of mineral property by issuing 25,000 shares of common stock, valued at $25,000, and paying $14,965 in cash. On May 12, 1993, Centurion exchanged its interest in the mineral property for 3,996,450 shares of common stock of TCM. Also, on May 12, 1993, TCM agreed to exchange 1,000,000 shares of its common stock for the remaining interest in the 680 acres of mineral property.

     On June 23, 1993, Centurion acquired an additional 411,550 shares of TCM's common stock for $8,231 in cash to increase Centurion's ownership interest in TCM to 80 percent. The 411,550 shares were acquired at an increased price because TCM now owned property. In addition, the Company incurred direct costs of $2,505 in connection with these transactions which have been included in Centurion's investment in TCM. TCM provides personnel and payroll services to the Company.

       b.  Mammoth Mining Company and its Subsidiary

     In May of 1994, Centurion purchased Jefferson Pacific Corp.
     (JPC), which owned 58.6 percent of Mammoth Mining Company. In the following months, Centurion purchased additional shares of MMC from its shareholders, bringing Centurion's ownership of MMC to 81.8 percent.

     MMC has land and lease ownership in the Tintic Mining District. It also has a 61.1 percent ownership in a separate subsidiary company, The Gold Chain Mining Company. The Gold Chain Mining Company is currently inactive.

       c.  Dotson Exploration Company

     On February 9, 1994, Centurion entered into an agreement to purchase 41,000 shares of Dotson Exploration Company, (DEC), from Mark Dotson, the sole shareholder, for $350,000. These shares gave Centurion 51 percent ownership of DEC. According to the original agreement, Centurion was given the ability to convert dollars spent on the development of DEC properties and leases at a rate of $12 for each share. By September 30, 1994, DEC had issued an additional 32,667 shares of its stock, giving Centurion a total of 64.8 percent ownership in DEC. During the year ended September 30, 1995, Centurion issued 105,000 shares of common stock at $1.77 per share to acquire the remaining outstanding shares of DEC making it a 100 percent owned subsidiary of Centurion at September 30, 1995, 1996 and 1997.




       91     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE 4 -INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES continued

       c.  Dotson Exploration Company continued

     Dotson Exploration Company has land and lease ownership in the Milford, Utah Mining District. Exploration activities by
     Centurion on these properties have confirmed the existence of copper ore reserves.

       d. Centurion Exploration Incorporated

     On July 15, 1993, Centurion formed CEI as a wholly-owned subsidiary for the purpose of participating in a joint venture agreement with Kennecott. Centurion transferred certain mineral properties to CEI at its historical cost basis. CEI has provided personnel and payroll services to the Company (other than management personnel).

NOTE 5 -MARKETABLE SECURITIES

     The Company currently owns 1,091,267 shares of Royal Silver Mines, Inc. (Royal) common stock, a related company, which is approximately 8% of the total outstanding shares at September 30, 1997. 100,000 shares of the total amount owned were purchased on July 12, 1996 at a cost of $150,000. The Company carries these marketable securities at the lower of cost or market value of $150,000 and $150,000 at September 30, 1997 and 1996, respectively. The Company also received $50,000 from Royal during the year ended September 30, 1996 which granted Royal a two-year option to repurchase up to 800,000 of their shares at a price equal to $1.75 per share. This $50,000 has been recorded in the accompanying consolidated financial statements as other income. Royal had not exercised any of this option at September 30, 1997. The Company is currently in discussions with Royal to enter into a business arrangement that if implemented may include, among other actions, exchanging Company common stock to acquire certain of Royal's U.S. silver properties, or significant amounts of the outstanding common stock of Royal (see Note 12).

NOTE 6 -NOTES PAYABLE

     Notes payable consisted of the following at September 30, 1997 and 1996:








       92     CENTURION MINES CORPORATION AND SUBSIDIARIES
              Notes to the Consolidated Financial Statements
                       September 30, 1997 and 1996

NOTE 6 -NOTES PAYABLE

                                                September 30,
                                            1997            1996
Purchase note payable for patented mining
claims in the Bradshaw Mining District,
non-interest bearing, payable in $40,000
worth of free-trading Centurion stock in
semi-annual increments (see below).         $   71,004       111,003

Purchase note payable for patented mining
claims in the Chrysocolla Mining District,
non-interest bearing, payable in $8,000
annual increments.                                  -          8,000

Total Notes Payable                             71,004       119,003

              Less:  Current Portion                -        (80,542)

              Long-Term Notes Payable       $   71,004       $38,461

Maturities of long-term debt are as follows:

         Year Ending
         September 30,                Amount
         ----------------------       -----------------
                1998                  $          -
                1999                         71,004
                2000                             -
                2001                             -
                2002 and thereafter              -

           Total                            $71,004

     The $71,004 payable is currently in dispute. Management is vigorously contesting the claim and believes that there is a remote likelihood of having to pay the debt. Accordingly, the debt is recorded as long-term.

NOTE 7 -LEASES PAYABLE

     The Company leases certain equipment and vehicles. Obligations under these capital leases have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments. The capitalized cost of $84,620 less accumulated depreciation of $29,343 is included in property and equipment in the accompanying consolidated financial statements. Depreciation expense for these assets for the years ended September 30, 1997, 1996 and 1995 was $16,928, $12,415 and $0, respectively.

                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                        September 30, 1997 and 1996

NOTE 7 -      LEASES PAYABLE (Continued)

     Leases payable consisted of the following at September 30, 1997 and 1996:

                                                 September 30,
                                                1997       1996
Lease payable to a leasing company,
secured by property, interest at 11.5%,
payable in monthly installments of $462,
final payment due July, 2001.                  $ 17,430    $ 20,499

Lease payable to a leasing company,
secured by property, non-interest bearing,
payable in monthly installments of $626,
final payment due February, 1997.                    -        3,759

Lease payable to a leasing company,
secured by automobile, interest at 11.5%,
payable in monthly installments of $379,
final payment due April, 1998.                   3,357        6,653

Lease payable to a leasing company,
secured by automobile, interest at 11.0%,
payable in monthly installments of $470,
final payment due June, 1998.                    5,024        8,893

Lease payable to a leasing company,
secured by automobiles, interest at 11.5%,
payable in monthly installments of $835,
final payment due August 1999.                  17,165           -

Lease payable to a leasing company,
secured by automobile, interest at 11.0%,
payable in monthly installments of $1,485,
final payment due March 1998.                    9,900       24,536

Total Leases Payable                            52,876       64,340

     Less: Current Portion                     (30,835)     (31,895)

     Long-Term Leases Payable                $  22,041    $  32,445

                    CENTURION MINES CORPORATION AND SUBSIDIARIES
                  Notes to the Consolidated Financial Statements
                            September 30, 1997 and 1996

NOTE 7 -      LEASES PAYABLE (Continued)

     The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

       Year Ending September 30,             Amount
       -------------------------             ______________
              1998                           $       36,293
              1999                                   14,734
              2000                                    5,548
              2001                                    4,623
              2002 and thereafter                        -
                                             --------------
        Total future minimum lease payments          61,198

        Less, amount representing interest           (8,322)

        Present value of future minimum
          lease payments                          $  52,876
                                                  =========
 NOTE 8 -INCOME TAXES

     As of September 30, 1997, the Company had net operating loss carryforwards available to offset future taxable income of approximately $11,750,000. For federal income tax purposes, only a portion of the tax net operating loss can be utilized in any given year if the company which generated the loss has had a more than 50 percent change in ownership or if such a change occurs in the future as defined in the Internal Revenue Code.

     The following summarizes the periods for which the net operating loss carryforwards will expire.

        Expiration Date
        1999                          $         178,000
        2000                                    101,000
        2001                                    230,000
        2002                                    346,000
        2003                                    457,000
        2004                                    727,000
        2005                                    534,000
        2006                                       -
        2007                                    141,000
        2008                                  1,027,000
        2009                                  1,774,000
        2010                                  2,215,000
        2011                                  1,760,000
        2012                                  1,794,000
                                      =================
                        TOTAL         $      11,284,000

           CENTURION MINES CORPORATION AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                   September 30, 1997 and 1996

 NOTE 9 -RELATED PARTY TRANSACTIONS

     The Company paid compensation to officers, directors and others by issuing, on certain occasions, restricted shares of its common stock. The value of the restricted shares issued as compensation has been recorded at 67 percent of the quoted market value of the trading common stock on the date the shares were issued.

     Officers and directors of the Company were issued common stock for compensation as follows:


     Year Ended September 30,       1997        1996        1995
     Compensation
     ------------------------       ---------   ---------   ---------
     Value of common shares issued  $ 259,279   $ 341,975   $ 203,300
     Number of shares issued          388,300     245,000     143,000

     The Company made non-interest bearing advances to shareholders and companies whose shareholders and officers are also shareholders and officers of the Company. As of September 30, 1997, and 1996, $26,312 and $28,842, respectively, was due to the Company as a result of these advances.

     The Company also has received advances from an officer, director, and principal shareholder of the Company in order to pay minimal operating expenses. As of September 30, 1997 and 1996, $84,315 and $6,561, respectively, was due from the Company as a result of these advances. As of September 30, 1997 and 1996, $476 and $6,074, respectively, was due to other related parties as a result of operating expense advances.

     During September 1996, the Company signed a promissory note at 8% interest to a related company for $35,530. The note was paid off during the year ended September 30, 1997.

     During the year ended September 30, 1997, the Company issued
     2,426,184 shares of its common stock to related parties for $1,002,259 in cash (average price of $0.41 per share).

     During the year ended September 30, 1996, the Company issued
     1,171,959 shares of its common stock to related parties for $1,099,996 in cash (average price of $0.94 per share).

     The Company leases certain buildings and offices located at the Main Tintic Project Mine from a related company owned and operated by an officer, director and principal shareholder of the Company for $6,000 per month. The transaction was not negotiated at arms-length. Total lease payments during the year ended September 30, 1997 were $72,000.

       96             CENTURION MINES CORPORATION AND SUBSIDIARIES
                       Notes to the Consolidated Financial Statements
                               September 30, 1997 and 1996

NOTE 10 -COMMITMENTS AND CONTINGENCIES

       a.  Cancelable Mineral Leases and Royalty Agreements

     The Company has entered into various cancelable mining leases and royalty agreements as a lessee. Future minimum lease and royalty payments under the Company's current agreements will be approximately $32,000 annually. Certain leases also have provisions allowing the Company to purchase all rights to the properties thereby reducing future commitments for royalty payments.

     The leases have original terms of 3 to 20 years and are cancelable at the Company's option at any time, which would terminate any future lease payments or work commitments. The lease agreements also provide that the lease will remain in effect as long as exploration or development is being conducted with reasonable diligence or production continues in commercial quantities. Most of the above agreements also have provisions for additional royalty payments based on "net smelter returns" or gross revenues from mineral sales. These royalties range from 2 to 8 percent and are applicable only after production and sales have begun. Minimum annual royalty payments previously paid will be deducted from the additional royalty payments.

       b.  Noncancelable Operating Leases

     The Company occupies its facilities under noncancelable operating leases. These leases expire during 1998. Minimum future payment to be paid under these arrangements will amount to approximately $13,860 for the year ending September 30, 1998. Rent expense for the years ended September 30, 1997, 1996 and 1995 was approximately $50,570, $76,600 and $45,500, respectively.

NOTE 11 -COMMON STOCK AND OPTIONS
       a.  Stock Option and Stock Award Plan
     On April 19, 1991, Centurion's shareholders approved the 1991 Stock Option and Stock Award Plan (the Plan). The purpose of the Plan is to enable Centurion to attract and retain experienced and able directors, officers and employees. The Plan will provide incentives to directors, officers and employees to extend their best efforts for the Company and its shareholders. Under the provisions of the Plan, the Board of Directors may grant incentive stock options or stock awards only to eligible directors, officers or employees. As of September 30, 1997, the shareholders have approved 5,000,000 shares of stock to be issued and administered under the Plan and the Company has filed a Form S-8 registration statement and amendments covering the 5,000,000 shares. As of September 30, 1997, 3,624,296 shares of common stock have been awarded under the Plan.

                  CENTURION MINES CORPORATION AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                          September 30, 1997 and 1996

NOTE 11 -COMMON STOCK AND OPTIONS (Continued)

       b.  Stock Options and Warrants

     Beginning with the quarter ended June 30, 1993 and ending March 31, 1995, Centurion granted options to its directors, certain of its executive officers, and a key consultant to purchase an aggregate of 560,000 shares of common stock at $1.50 per share, the fair market value of the Company's common stock on the grant date. Due to the non-reelection of one of the Company's directors, 20,000 of the options were forfeited during fiscal year 1994. From April 1, 1995 to September 30, 1996, Centurion granted additional options to its directors, certain of its executive officers, and a key consultant to purchase an aggregate of 295,000 shares of common stock on the same terms as the earlier grant of options. As of September 30, 1997, options to purchase 690,000 shares of common stock remained exercisable. The options are exercisable through September 30, 2000, or six months after the option holder ceases to be a director, officer or consultant to the Company. Stock option activity for the years ended September 30, 1995, 1996, and 1997 consisted of the following:

                                    Number                Price
                                    of Shares            per Share
                                    ----------           ----------
Outstanding at September 30, 1994    515,000             $ 1.50
Exercised during the year           (210,000)              1.50
                                  ----------           ----------
Outstanding at September 30, 1995    305,000               1.50
Granted during the year              295,000               1.50
Exercised during the year           (150,000)              1.50
                                  ----------           ----------
Outstanding at September 30, 1996    450,000               1.50
Granted during the year              240,000               1.50
Exercised during the year               -                   -
                                  ----------           ----------
Outstanding at September 30, 1997    690,000             $ 1.50
                                  ==========           ==========

     The Company granted options to purchase 750,000 shares of common stock to its directors, president and CEO at $1.44, which represents 150% of the closing stock price on the grant date. None of the options will vest until the daily closing price of the Company's common stock maintains an average level of at least $1.20 which represents 125% of the closing stock price on the grant date, for a period of no less than 30 consecutive trading days, to be achieved on or before September 30, 1998. The options are exercisable only upon vesting and expire on September 30, 2001.

                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                        September 30, 1997 and 1996

NOTE 11 -COMMON STOCK AND OPTIONS (Continued)

       c.  Private Placements

     Centurion's Board of Directors has, from time to time, authorized private placements of restricted shares of Centurion's common stock. During fiscal year 1995, Centurion sold 1,110,000 shares of common stock to individual investors for $1,567,000 at prices ranging from $1.25 to $1.62 per share (average price of $1.41 per share). During fiscal year 1996, Centurion sold 1,538,656 shares of common stock to individual investors for $1,215,475 at prices ranging from $0.66 to $1.50 per share (average price of $0.79 per share). During fiscal year 1997, Centurion sold 2,810,420 shares of common stock to individual investors for $1,219,559 at prices ranging from $0.23 to $0.79 per share (average price of $0.43 per share).

       d.  Common Stock Issuances

     During the years ended September 30, 1997, 1996, and 1995,
     Centurion has issued restricted shares of common stock to
     employees, officers and consultants for services provided.   The
     shares issued have been valued based on other issuances of restricted shares for cash during the periods.

NOTE 12 - SUBSEQUENT EVENTS

     Subsequent to September 30,1997, the following events have occurred.

       a.  Nevada Star Resource Corp.

     The Company entered into a Letter of Intent agreement with Nevada Star Resource Corp. that should result in bringing the OK Copper Mine project near Milford, Utah (USA) into production before the end of fiscal 1998. The Company expects to receive significant income from the OK project during fiscal 1998. Further, with the benefit of cash flow from the OK copper operations, the Company intends to concentrate on developing the copper, gold and silver deposits at its Main Tintic mining district properties near Eureka, Utah. Under the basic terms of the Letter of Intent, the Company will receive 2,000,000 shares of Nevada Star common stock, plus a 12 percent production royalty that applies to all copper production coming from a 144 square mile "area of joint interest" centered at the OK Mine site. This includes both Company-owned ore deposits, as well as high grade copper ore reserves Nevada Star presently controls. Also, the Company retains a 30% "back in" option that may be exercised through July 1, 1998. Centurion has agreed to assign its operating and environmental permits immediately, and to

                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                        September 30, 1997 and 1996

NOTE 12 - SUBSEQUENT EVENTS continued

       a.  Nevada Star Resource Corp.  continued

     transfer its ownership of mining properties, water wells, and various other assets to Nevada Star after certain conditions have been met, including completion of construction of the SX/EW plant and confirmation that the plant is operational. Nevada Star has agreed to assume various debt and accounts payable obligations related to the development work performed to date by the Company in the OK Mine area. The Company also has the right to process copper ores and concentrates from its Main Tintic mining district properties through the SX/EW copper refining plant, which should provide additional income to the Company.

       b.  Royal Silver Mines, Inc.

     The Company has entered into preliminary discussions with Royal Silver Mines, Inc., to consider possible business arrangements between the two companies. The intended purpose of such an arrangement would be to combine the Company's privately-owned mining properties in the State of Utah, comprising the OK Copper SX/EW project, currently under construction, its Tintic mining district holdings, and its other Utah exploration properties, with Royal's extensive privately-owned silver properties in the Coeur d' Alene (Idaho) mining district and Royal's advanced-stage mining development projects in Mexico and Chile, including its major copper project in the Mocha mining district of Chile, presently under contract with Teck Resources, Ltd. (Canada). In furtherance of this course of action, the Company has arranged to purchase certain Coeur d'Alene silver properties plus certain other privately-owned mining properties from Royal. These properties have an aggregate value of approximately $1,500,000.

                       GRAND CENTRAL SILVER MINES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

                                       March
                                       31, 1998       September
                                       (Unaudited)    30, 1997
ASSETS
CURRENT ASSETS
  Cash                                 $     64,569   $     30,080
  Accounts receivable                         8,562           --
  Advances to related parties                83,188         26,312
  Prepaid expenses                           13,902         41,606
  Marketable securities (Note 3)            150,000        150,000
                                       ------------   ------------

        Total current assets                320,221        247,998
                                       ------------   ------------
MINERAL PROPERTIES                       11,084,400      9,648,747
                                       ------------   ------------

PROPERTY AND EQUIPMENT
  Leasehold improvements                      7,517          7,517
  Furniture and equipment                   282,388        249,000
  Vehicles                                  149,271        125,151
  Field equipment                           488,245        580,999
  Leased automobiles & equipment             53,026         84,620
  Less: Accumulated depreciation
     and amortization                      (609,361)      (547,436)
                                       ------------   ------------
        Total property and equipment        371,086        499,851
                                       ------------   ------------

OTHER ASSETS
  Deposits                                1,125,830           --
  Deposits and other assets                   1,790         15,478
                                       ------------   ------------

        Total other assets                1,127,620         15,478
                                       ------------   ------------

    TOTAL ASSETS                       $ 12,903,327   $ 10,412,074
                                       ============   ============
         The accompanying Notes to Condensed Consolidated
           Financial Statements are an integral part of
              these condensed consolidated statements.






                        GRAND CENTRAL SILVER MINES, INC.
               CONDENSED CONSOLIDATED BALANCE SHEET (Continued)
                                  (Unaudited)

                                       March
                                       31, 1998       September
                                       (Unaudited)    30, 1997
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                     $    408,730   $    295,301
  Accrued expenses                           10,493         24,029
  Payable to related party                    1,000            476
  Advances from shareholder                     530         84,315
  Leases payable - current portion            5,989         30,835
   Notes payable - current portion          750,000           --
                                       ------------   ------------
        Total current liabilities         1,176,742        434,956
                                       ------------   ------------

LONG-TERM DEBT
  Leases payable                              6,000         22,041
  Note payable                               71,004         71,004
                                       ------------   ------------
        Total long-term debt                 77,004         93,045
                                       ------------   ------------

    TOTAL LIABILITIES                     1,253,746        528,001
                                       ------------   ------------
MINORITY INTEREST IN
  CONSOLIDATED SUBSIDIARIES                  32,724         32,745
                                       ------------   ------------
STOCKHOLDERS' EQUITY
Common stock - $.01 par value;
 40,000,000 shares authorized;
 5,973,917 and 30,575,796 shares
 issued and outstanding, respectively       398,624        305,758
Additional paid-in capital               27,614,364     21,871,474
Accumulated deficit                     (15,271,131)   (12,314,383)
Receivable related to sale
  of common stock                        (1,125,000)       (11,500)
                                       ------------   ------------
        Total Stockholders' Equity       11,616,857      9,851,349
                                       ------------   ------------
 TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY                $ 12,903,327   $ 10,412,074
                                       ============   ============

          The accompanying Notes to Condensed Consolidated
            Financial Statements are an integral part of
               these condensed consolidated statements.

                        GRAND CENTRAL SILVER MINES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                         Three Months Ended           Six Months Ended
                         March 31,                    March 31,
                         --------------------------  -------------------------
                         1998          1997          1998          1997
                         ------------  ------------  ------------  -----------
REVENUES
  Operating revenue      $       --    $       --    $       --    $      --
                         ------------  ------------  ------------  -----------

      Total revenues             --            --            --           --
                         ------------  ------------  ------------  -----------

OPERATING COSTS
 General and administrative   515,666       412,564       832,098      845,086
 Cost of property disposals     6,989         5,859         6,989        5,859
 Mineral leases                31,256        65,296        57,383      141,827
 Depreciation and amortization 37,542        41,865        80,865       82,393
                         ------------  ------------  ------------  -----------

Total operating expenses      591,453       525,584       977,335    1,075,165
                         ------------  ------------  ------------  -----------

LOSS FROM OPERATIONS          591,453       525,584       977,335    1,075,165
                         ------------  ------------  ------------  -----------

OTHER INCOME (EXPENSE)
  Interest and other income     6,942         7,268        20,898        9,423
  Interest expense             (5,585)       (4,173)      (11,771)      (8,225)
  Gain on sale of assets        5,460       189,880        11,460      202,313
  Loss on impairment
    of assets              (2,000,000)         --      (2,000,000)         --
                         ------------  ------------  ------------  -----------
Total other income         (1,993,183)      192,975    (1,979,413)     203,511
                         ------------  ------------  ------------  -----------
NET LOSS BEFORE
  MINORITY INTERESTS       (2,584,636)     (332,609)   (2,956,748)    (871,654)

MINORITY INTERESTS IN
 LOSS (INCOME) OF
 CONSOLIDATED SUBSIDIARIES       --            --            --            --
                         ------------  ------------  ------------  -----------

NET LOSS                 $ (2,584,636) $   (332,609)   (2,956,748)    (871,654)
                         ============  ============  ============  ===========

NET LOSS PER COMMON
  SHARE (Note 2)         $      (0.17) $      (0.01) $      (0.12) $     (0.03)
                         ============  ============  ============  ===========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING      15,311,572    27,670,380    24,503,272   27,154,485
                         ===========  ============  ============  ===========

          The accompanying Notes to Condensed Consolidated
            Financial Statements are an integral part of
               these condensed consolidated statements.

                        GRAND CENTRAL SILVER MINES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                       For the Six Months Ended
                                               March 31,
                                       ---------------------------
                                       1998           1997
                                       ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                               $ (2,956,748)  $   (871,654)
Adjustments to reconcile net loss to
 net cash used in operating activities:
 Compensation and other expenses paid
  through issuance of common stock          584,660        540,562
 Write-off of mineral properties          2,000,000           --
 Depreciation and amortization               80,865         82,393
Changes in assets and liabilities:
 Accounts receivable                         (8,562)         5,000
 Receivable from related party              (56,876)        21,314
 Prepaid expenses                            27,704        (16,234)
 Other assets                                13,688          5,000
 Accounts payable                           113,429         93,189
 Payable to related party                       524         18,192
 Accrued expenses                           (13,536)       (21,641)
 Advances from stockholders                 (83,785)        22,301
 Leases payable                             (40,887)       (19,649)
 Notes payable                                   -         (47,999)
                                       ------------   ------------
Net cash used in operating activities      (339,524)      (141,227)
                                       ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment        (57,508)       (73,875)
  Acquisition of mineral properties      (1,843,388)      (580,882)
  Acquisition of investments             (1,125,830)          --
                                       ------------   ------------
Net cash used in investing activities    (3,026,726)      (654,757)
                                       ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of promissory notes              750,000           --
  Issuance of common stock
    for mineral properties                1,425,000           --
  Issuance of common stock
    for investments                       1,124,550           --
  Issuance of common stock for cash          75,646        763,700
  Receivable related to sale
    of common stock                            --          (50,393)
  Advances from shareholder                    --            2,350
                                       ------------   ------------
Net cash provided by
  financing activities                    3,375,196        766,050
                                       ------------   ------------
NET INCREASE (DECREASE) IN CASH               8,946        (77,933)
CASH, BEGINNING OF PERIOD                    55,623        133,556
                                       ------------   ------------
CASH, END OF PERIOD                    $     64,569   $     55,623
                                       ============   ============

          The accompanying Notes to Condensed Consolidated
            Financial Statements are an integral part of
               these condensed consolidated statements.

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the three months ended March 31, 1998, the Company:

 * Issued 47,500 shares of common stock valued at $143,569 for services of employees and contractors.
 * Issued 21,000 shares of common stock valued at $47,250 for promotional services.
 * Issued 150,000 shares of common stock valued at $187,500 as fees for bridge financing.
 * Issued 382,500 shares of common stock valued at $1,124,550 to acquire an investment in San Miguel Mining Company.
 * Issued 735,000 shares of common stock valued at $1,425,900 and a promissory note for $350,000 to acquire an interest in a minerals joint venture.
 * Issued 900,000 shares of common stock valued at $1,125,000 in exchange for a short-term receivable.


         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) The condensed consolidated financial statements included herein have been prepared by the Company, without audit, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules, regulations and instructions of the Securities and Exchange Commission pertaining to Form 10-Q and Article 10 of Regulation S-X. These condensed consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary to present fairly the results of operations for the interim period presented. All adjustments are of a normal recurring nature. Certain information, footnotes and disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the following disclosures are adequate. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual report on Form 10-K for the year ended September 30, 1997.

2) Net loss per common share is based on the weighted average number of common shares outstanding during the period.



         These Notes are an integral part of the condensed
                      consolidated statements.

3) The Company carries its marketable securities at the lower of cost or market value (FMV):

                                    COST            FMV
                                    ---------       ---------
      Royal Silver Mines, Inc.      $ 150,000       $ 501,983

     Fair market value is based on the closing or average price of Royal common stock of $0.46 per share on March 31, 1998.

4) On February 4, 1998, the Company declared a 1-for-10 reverse stock split. Before the split, the Company had 37,653,898 outstanding shares of common stock. After effecting the stock split and adjusting for rounding, the Company had 3,765,417 shares of common stock outstanding.
































  These Notes are an integral part of the condensed consolidated statements.

UNTIL __________, 1998, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

          TABLE OF CONTENTS

Prospectus Summary  .    .           GRAND CENTRAL SILVER MINES, INC.
Risk Factors   .    .    .
 Selected Financial Data  .                   1,012,500 Shares
Management's Discussion                        of Common Stock
  and Analysis of
  Financial Condition and
  Results of Operations  .
Use of Proceeds     .    .
Dividend Policy     .    .
Glossary      .     .    .
Business   .   .    .    .              __________________________
Management     .    .    .                      PROSPECTUS
Certain Transactions     .              __________________________
Management Remuneration  .
Principal Shareholders   .              DATED: ___________________
Selling Shareholders     .
Description of the Securities
Plan of Distribution .   .           GRAND CENTRAL SILVER MINES, INC.
Litigation     .    .    .                 1010 Ironwood Drive
Legal Matters  .    .    .                     Suite 105
Experts   .    .    .    .             Coeur d'Alene, Idaho   83814
Additional Information   .                    (208) 769-7340
Financial Statements     .   F-1


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information must not be relied upon as having been authorized by the Company. Neither the deliver nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy an security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, to any person to whom it is unlawful to make such offer or solicitation.

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22.  Indemnification of Directors and Officers.

     The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

     The Utah Revised Statutes provides for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to corporation unless the Court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 23.  Other Expenses of Issuance and Distribution.

     The following table sets forth all estimated expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.

Registration Fee - SEC   .    .    .    .    $    728.70

Printing and Engraving   .    .    .    .       1,000.00

Legal Fees and Disbursements  .    .    .      20,000.00

Accounting Fees     .    .    .    .    .       2,000.00

Transfer Agent Fees .    .    .    .    .         271.30

Blue Sky Fees and Expenses    .    .    .       1,000.00

TOTAL     .    .    .    .    .    .    .    $ 25,000.00


ITEM 24.  Recent Sales of Unregistered Securities.

     The following table set forth information as to recent sales of the Registrant's Common Stock since the formation of the Registrant, all of which shares were not registered under the Securities Act of 1933, as amended:

144 "RESTRICTED" SECURITIES
                                        Amount
Name                     Shares         Consideration  Date of
of Owner                 Acquired       Cash/Other     Sale
-----------------------------------------------------------------
Spenst Hanson                70,000          Director       10/05/95
44 West Broadway                             Compensation
Suite 404S                                   $104,300.00
Salt Lake City, UT 84101

Mark Dotson                  20,000          Cash            10/06/95
1208 South 200 West                          $31,800.00
Milford, UT 84751

Roy Cassity                     100          Property        12/05/95
777 East 4500 South                          Exchange
Salt Lake City, UT 84107                     $155.00

Spenst Hansen                 5,000          Directors       01/24/96
44 West Broadway                             Compensation
Suite 704S                                   $9,169.00
Salt Lake City, UT 84101

Orson Maybe, III              5,000          Directors       01/24/96
264 9th Street                               Compensation
Suite 3H                                     $9,169
Jersey City, NJ   07302

Davis J. Morgan               5,000          Directors       01/24/96
1 Tamplin Grove                              Compensation
London, U.K. W84 J6                          $9,169

Mark Dotson                   5,000          Directors       01/24/96
1208 South 200 West                          Compensation
Milford, UT 84751                            $9,169

West Tintic Mining           10,000          Consulting      01/26/96
44 West 300 South                            Services
Suite 704S                                   $18,337.50
Salt Lake City, UT 84101

South Iron Blossom           10,000          Consulting      01/26/96
44 West 300 South                            Services
Suite 704S                                   $18,337.50
Salt Lake City, UT 84101


Name                     Shares             Consideration  Date of
of Owner                 Acquired           Cash/Other     Sale
-----------------------------------------------------------------
Spenst M.  Hanson            30,000          Cash            02/14/96
44 West Broadway                             $44,700.00
Suite 704S
Salt Lake City, UT 84101

Spenst M.  Hanson           100,000          Directors       02/14/96
44 West Broadway                             Compensation
Suite 704S                                   $170,775.00
Salt Lake City, UT 84101

Axis Development            60,000          Cash           02/13/96
44 West Broadway                             $59,400
Suite 704S
Salt Lake City, UT 84101

Axis Development            60,000          Cash           03/01/96
44 West Broadway                            $59,400.00
Suite 704S
Salt Lake City, UT 84101

Axis Development            75,000          Cash           03/29/86
44 West Broadway                            $74,250.00
Suite 704S
Salt Lake City, UT 84101

Mark Dotson                 15,000          Cash           04/11/96
1208 South 200 West                         $24,225.00
Milford, UT 84751

Orson Maybe III              5,000          Directors      05/13/96
264 9th Street                              Compensation
Suite 3H                                    $6,825.00
Jersey City, NJ 07302

Mark Dotson                  5,000          Directors      05/13/96
1208 South 200 West                         Compensation
Milford, UT 84108                           $6,825.00

David J. Morgan              5,000          Directors      05/13/96
1 Tamplin Grove                             Compensation
London, U.K. W84 J6                         $6,825.00

Spenst Hansen                15,000         Directors      05/13/96
44 West Broadway                            Compensation
Suite 704S                                  $20,475.00
Salt Lake City, UT 84101

Spenst M.  Hansen           100,000          Directors      05/22/96
44 West Broadway                             Compensation
Suite 704S                                   $133,375.00
Salt Lake City, UT 84101

Name                     Shares             Consideration  Date of
of Owner                 Acquired           Cash/Other     Sale
-----------------------------------------------------------------
Ray Stevens                  25,000          Property       06/13/96
P.O. Box 121                                 Exchange
Hinkley, UT 83645                            $40,375.00

Axis Development             46,100          Services       06/28/96
44 West Broadway                             $45,688.50
Suite 704S
Salt Lake City, UT 84101

Orson Mabey III               5,000          Directors      07/25/96
264 9th Street                               Compensation
Suite 3H                                     $6,000.00
Jersey City, NJ 07302

Mark Dotson                   5,000          Directors      07/25/96
1208 South 200 West                          Compensation
Milford, UT 84108                            $6,000.00

David J.  Morgan             5,000           Directors      07/25/96
1 Tamplin Grove                              Compensation
London, U.K. W84 J6                          $6,000.00

Spenst Hansen               15,000           Directors      07/25/96
44 West Broadway                             Compensation
Suite 704S                                   $18,000
Salt Lake City, UT 84101

Bennie Pellum               15,000           Consulting     08/19/96
44 West Broadway                             Services
Salt Lake City, UT 84110                     $15,787.50

Keystone Surveys             8,000           Services       10/01/96
P.  O.  Box 2365                             $7,920.00
Salt Lake City, UT 84110

West Tintic Mining          17,241           Cash           10/11/96
44 West 300 South                            $9,827.59
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum               68,000           Cash           10/18/96
44 West Broadway                             $33,320.00
Salt Lake City, UT 84110

West Tintic Mining          30,320           Cash           10/29/96
44 West 300 South                            $23,696.90
Suite 704S
Salt Lake City, UT 84101




                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
West Tintic Mining          40,715           Cash           10/31/96
44 West 300 South                            $28,092.85
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum               55,555           Cash           11/05/96
44 West Broadway                             $39,444.45
Salt Lake City, UT 84110

South Iron Blossom          45,716           Cash           11/06/96
44 West 300 South                            $31,542.85
Suite 704S
Salt Lake City, UT 84011

South Iron Blossom          15,150           Cash           11/12/96
44 West 300 South                            $9,848.50
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum               77,419           Cash           11/20/96
44 West Broadway                             $47,225.81
Salt Lake City, UT 84110

Axis Development            32,258           Cash           11/20/96
44 West Broadway                             $19,677.42
Suite 704S
Salt Lake City Utah 84101

South Iron Blossom           25,862          Cash           11/20/96
44 West 300 South                            $14,741.38
Suite 704S
Salt Lake City, UT 84101

Axis Development             13,333          Cash            11/22/96
44 West Broadway                             $7,866.67
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum                34,483          Cash            11/26/96
44 West Broadway                             $19,655.17
Salt Lake City, UT 84110

Axis Development             12,069          Cash            11/29/96
44 West Broadway                             $6,879.31
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum                61,724          Cash            12/09/96
44 West Broadway                             $29,482.76
Salt Lake City, UT 84110

                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------

Axis Development             17,241          Cash            12/09/96
44 West Broadway                             $9,827.59
Suite 704S
Salt Lake City, UT 84101

Axis Development             30,172          Cash            12/13/96
44 West Broadway                             $17,198.28
Suite 704S
Salt Lake City, UT 84101

Axis Development             27,586          Cash            12/20/96
44 West Broaday                              $15,724.14
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum                29,310          Cash            12/20/96
44 West Broadway                             $16,706.90
Salt Lake City, UT 84110

Bennie Pellum                18,965          Cash            12/26/96
44 West Broadway                             $10,810.35
Salt Lake City, UT 84110

West Tintic Mining          206,897          Cash            12/31/96
44 West 300 South                            $117,931.03
Suite 704
Salt Lake City, UT 84101

Bennie Pellum                 8,620          Cash            12/31/86
44 West Broadway                             $4,913.80
Salt Lake City, UT 84110

West Tintic Mining          124,000          Cash            01/23/97
44 West 300 South                            $61,051.00
Suite 704S
Salt Lake City, UT 84101

Bennie Pellum                 4,460          Cash           01/23/97
44 West Broadway                             $2,255.40
Salt Lake City, UT 84110

West Tintic Mining           40,680          Cash           01/20/97
44 West 300 South                            $19,493.20
Suite 704S
Salt Lake City, UT 84101




       114                                   Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
West Tintic Mining          225,000          Cash           02/27/97
44 West 300 South                            $103,347.95
Suite 704S
Salt Lake City, UT 84101

West Tintic Mining           22,820          Cash           02/28/97
44 West 300 South                            $7,771.80
Suite 704S
Salt Lake City, UT 84101

Keystone Surveys             10,000          Services       03/03/97
P.  O.  Box 2365                             $5,900.00
Salt Lake City, UT 84110

West Tintic Mining           43,865          Cash           03/26/97
44 West 300 South                            $17,761.35
Suite 704S
Salt Lake City, UT 84101

West Tintic Mining           11,700          Cash           03/31/97
44 West 300 South                            $4,683.00
Suite 704S
Salt Lake City, UT 84101

West Tintic Mining           11,200          Cash           03/31/97
44 West 300 South                            $4,488.00
Suite 704S
Salt Lake City, UT 84101

South Iron Blossom           36,600          Cash           03/31/97
44 West 300 South                            $14,634.00
Suite 704S
Salt Lake City, UT 84101

West Tintic Mining           55,400          Cash           04/30/97
44 West 300 South                            $18,846.00
Suite 704S
Salt Lake City, UT 84101

South Iron Blossom           85,700          Cash           04/30/97
44 West 300 South                            $29,143.00
Suite 704S
Salt Lake City, UT 84101

Keystone Surveys             10,000          Services       05/01/97
P.  O.  Box 2365                             $5,900.00
Salt Lake City, UT 84110

Elizabeth Knowlton            2,500          Consulting     05/19/97
875 Sundown Lane                             Services
Todele, UT 84074                             $1,100.00

                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
Larry and Joe Peil           10,000          Services       05/22/97
5414 West Sunfalls Court                     $2,700.00
Kearns, UT 84118

West Tintic Mining           15,000          Services       05/30/97
44 West 300 South                            $4,645.00
Suite 704S
Salt Lake City, UT 84101

South Iron Blossom          117,400          Cash           05/30/97
44 West 300 South                            $35,226.00
Suite 704S
Salt Lake City, UT 84101

Axis Development             62,500          Cash           05/30/97
44 West Broadway                             $18,775.00
Suite 704S
Salt Lake City, UT 84101

Elizabeth Knowlton              500          Consulting     06/02/97
875 Sundown Lane                             Services
Todele, UT 84074                             $120.00

Stephen Hash                    500          Services       06/02/97
2994 Navajo Circle                           $120.00
Provo, UT 84604

Richard S.  Havenstrite         750          Services       06/02/97
2113 North Cottontail                        $180.00
Cedar City, UT 84720

Randy Sutherland                750          Services       06/02/97
5742 South 590 West                          $180.00
Murray, UT 84123

Maynard Moe                   6,000          Consulting     06/02/97
2004 West Wellesley Avenue                   Services
Spokane, WA 99205                            $1,400.00

Xythian Trust                35,700          Cash           06/04/97
711 Commerce Street                          $9,643.00
Suite 200
Tacoma, WA 98402

West Tintic Mining           42,800          Cash           06/30/97
44 West 300 South                            $14,572.00
Suite 704S
Salt Lake City, UT 84101



                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
Randy W. Sutherland          12,000          Cash           06/30/97
5742 South 590 West                          $3,980.00
Murray, UT 84123

LaRoy Orr                    36,000          Cash           06/30/97
1020 Adams                                   $11,640.00
Ogden, UT 84401

South Iron Blossom          230,450          Cash            06/30/97
44 West 300 South                            $78,495.00
Suite 704S
Salt Lake City, UT 84101

Axis Development             45,500          Cash           06/30/97
44 West Broadway                             $14,545.00
Suite 704S
Salt Lake City, UT 84101

Elizabeth Knowlton              500          Consulting     07/01/97
875 Sundown Lane                             Services
Todele, UT 84074                             $170.00

Stephen Hash                    500          Services       07/01/97
2994 Navajo Circle                           $120.00
Provo, UT 84604

Richard S.  Havenstrite         750          Services       07/01/97
2113 North Cottontail                        $255.00
Cedar City, UT 84720

Randy Sutherland                750          Services       07/01/97
5742 South 590 West                          $255.00
Murray, UT 84123

Maynard Moe                   4,400          Consulting     07/01/97
2004 West Wellesley Avenue                   Services
Spokane, WA 99205                            $1,456.00

Richard Havenstrite           7,500          Directors      07/01/97
2113 North Cottontail                        Compensation
Cedar City, UT 84720                         $2,550.00

Darbey Sharp                  1,335          Services       07/18/97
P.  O.  Box 118                              $459.24
Eureka, UT 84628

South Iron Blossom          249,550          Cash           07/31/97
44 West 300 South                            $79,854.50
Suite 704S
Salt Lake City, UT 84101

                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
Elizabeth Knowlton              500          Consulting     08/01/97
875 Sundown Lane                             Services
Todele, UT 84074                             $160.00

Stephen Hash                    500          Services       08/01/97
2994 Navajo Circle                           $160.00
Provo, UT 84604

Richard S.  Havenstrite         750          Services       08/01/97
2113 North Cottontail                        $240.00
Cedar City, UT 84720

Randy Sutherland                750          Services       08/01/97
5742 South 590 West                          $240.00
Murray, UT 84123

Maynard Moe                   4,500          Consulting     08/01/97
2004 West Wellesley Avenue                   Services
Spokane, WA 99205                            $1,440.00

Greg Colton                  10,000          Services       08/22/97
10026 Ridgegate Circle                       $3,233.00
Sandy, UT 84092

South Iron Blossom          178,000          Cash           08/29/97
44 West 300 South                            $58,720
Suite 704S
Salt Lake City, UT 84101

Axis Development             13,250          Cash           08/29/97
44 West Broadway                             $4,367.50
Suite 704S
Salt Lake City, UT 84101

Elizabeth Knowlton              500          Consulting     09/02/97
875 Sundown Lane                             Services
Todele, UT 84074                             $155.00

Stephen Hash                    500          Services       09/02/97
2994 Navajo Circle                           $155.00
Provo, UT 84604

Richard S.  Havenstrite         750          Services       09/02/97
2113 North Cottontail                        $232.50
Cedar City, UT 84720

Randy Sutherland                750          Services       09/02/97
5742 South 590 West                          $232.50
Murray, UT 84123

                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
Darby J.  Sharp               1,800          Services       09/02/97
P.  O.  Box 118                              $1,452.50
Eureka, UT 84628

Maynard Moe                    4,750         Consulting     09/02/97
2004 West Wellesley Avenue                   Services
Spokane, WA 99205                            $1,452.50

South Iron Blossom           114,100         Cash           09/30/97
44 West 300 South                            $24,759.00
Suite 704S
Salt Lake City, UT 84101

Axis Development              86,100         Cash           09/30/97
44 West Broadway                             $14,339.00
Suite 704S
Salt Lake City, UT 84101

LaRoy Orr                     17,630         Cash           09/30/97
1020 Adams                                   $3,823.70
Ogden, UT 84401

Maynard Moe                    6,750         Consulting     10/01/97
2004 West Wellesley Avenue                   Services
Spokane, WA 99205                            $1,434.00

Elizabeth Knowlton               500         Consulting     10/01/97
875 Sundown Lane                             Services
Todele, UT 84074                             $110.00

Richard S.  Havenstrite          750         Services       10/01/97
2113 North Cottontail                        $165.50
Cedar City, UT 84720

Randy Sutherland                750          Services       10/01/97
5742 South 590 West                          $165.50
Murray, UT 84123

South Iron Blossom            6,667          Cash           10/31/97
44 West 300 South                            $1,933.33
Suite 704S
Salt Lake City, UT 84101

Elizabeth Knowlton              500          Consulting     11/03/97
875 Sundown Lane                             Services
Todele, UT 84074                             $77.50

Randy Sutherland                750          Services       11/03/97
5742 South 590 West                          $116.25
Murray, UT 84123

                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
LaRoy Orr                     6,850          Consulting     11/07/97
1020 Adams                                   Services
Ogden, UT 84401                              $10,000.00

Daniel Smith                 66,667          Services       11/07/97
2624 South Chadwick                          $4,666.67
Salt Lake City, UT 84106

Carlos Chavez                66,666          Services       11/07/97
815 South Yale Avenue                        $4,666.66
Salt Lake City, UT 84105

Randy S. Sutherland          66,666          Services       11/07/97
5742 South 590 West
Murray, UT 84123

Spenst M. Hansen            114,545          Services       11/18/97
44 West Broadway                             $17,754.55
Suite 704S
Salt Lake City, UT 84101

Royal Silver
 Mines, Inc.              5,000,000          Property       11/25/97
10200 North Nevada                           Exchange
Spokane, WA 99218                            $1,450,000

Elizabeth Knowlton              500          Consulting     12/02/97
875 Sundown Lane                             Services
Todele, UT 84074                             $75.00

Randy Sutherland              1,000          Services       12/02/97
5742 South 590 West                          $150.00
Murray, UT 84123

Howard Crosby               200,000          Cash           12/23/97
105 North First Avenue                       $28,000.00
Suite 232
Sandpoint, ID 83864

Greg Colton                  26,000          Services       12/23/97
10026 Ridgegate Circle                       $2,970.00
Sandy, UT 84092

Elizabeth Knowlton              500          Consulting     01/02/98
875 Sundown Lane                             Services
Todele, UT 84074                             $73.12

Randy Sutherland              1,000          Services       01/02/97
5742 South 590 West                          $146.23
Murray, UT 84123

                                             Amount
Name                     Shares              Consideration  Date of
of Owner                 Acquired            Cash/Other     Sale
-----------------------------------------------------------------
Elizabeth Knowlton              500          Consulting     01/28/98
875 Sundown Lane                             Services
Todele, UT 84074                             $78.75

Randy Sutherland              1,000          Services       01/28/98
5742 South 590 West                          $157.50
Murray, UT 84123

Keystone Surveys, Inc.       38,400          Services       12/31/97
P.O.  Box 2365                               $5,616.00
Salt Lake City, UT 84110

Pines Int'l Resorts         900,000          Cash           02/16/98
3113 Sleepy Hollow                           $1,125,000.00
Plano, TX 75093

Royal Silver
  Mines, Inc.               735,000          Property       02/20/98
10220 North Nevada                           Exchange
Suite 270                                    Valued at
Spokane, WA 99218                            $1,425,000.00

21st Century Advisors       100,000          Loan           03/03/98
136 Heber Avenue                             $200,000
Suite 204
Park City, UT 84060

Kokopelli Development        50,000          Loan           03/03/98
4041 North Central                           $200,000
Suite 850
Phoenix, AZ 85012

SanMiguel Mining Corp.      382,500          Share          03/30/98
505 Park Avenue                              Exchange
14th Floor
New York, NY 10002

Edward Kanner                12,500          Cash           04/09/98
106 Daltree Court                            $25,250
Marietta, GA 30068


* With respect to these shares of Common Stock issued by the Company, the Company believes that these transactions did not involve any public offering, in as much as all these shares were issued to the Company's founders, officers, directors and others, who purchased the shares for investment purposes only and not with a view to further public distribution. Further, no commissions were paid to any persons in connection with such sales, no advertising of any nature was made in connection with the sale of said shares, all Company information was made available to said purchasers, and said purchasers were required to execute a subscription agreement restating the aforementioned, among other things. Accordingly, the Company believes that the aforementioned transactions were exempt from registration pursuant to Section 4(2) or Regulation S of the Securities Act of 1933, as amended.

ITEM 25.  Exhibits.

     The following documents are incorporated herein by reference to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission, dated September 16, 1988.

EXHIBIT   DOCUMENT
 3.1      Articles of Incorporation
 3.2      Articles of Amendment
 3.3      Bylaws of the Company
10.1      North Lily Mining Lease
10.2      Sharon Steele Lease

     The following document is incorporated herein by reference and was filed under Form 8-K on May 23, 1990.

10.3      Centurion/Crown Joint Venture Agreement

     The following document is incorporated herein by reference and was filed under Form 10-K, 1991.

   4.1    Amendment to Articles of Incorporation Limiting Director
          Liability

     The following documents are incorporated herein by reference and were filed under Form 8-K on August 25, 1992 and September 28, 1992.

10.4      Sale of Mining Properties By Royal Minerals, Inc.
10.5      Change of Independent Public Accountants

     The following documents are incorporated herein by reference and were filed under Form 10-K, 1992.

10.6      Deed with Reservation of Mineral Royalty - January 1992
          Sale of 80 acres to Kennecott
10.7      July 1992 Purchase and Sale Agreement of 16,880 acres to
          Kennecott
10.8      July 1992 Kennecott Option to Purchase 6,320 acres
10.9 Deed and Assignment with Reservation of Mineral Royalty - September 1992 Sale of 6,320 acres to Kennecott
10.10     Settlement of Centurion/Crown Litigation
10.11     Consultant Agreement - Barry Katona

     The following documents are incorporated herein by reference and were filed under Form 8-K on March 23, 1993, and June 23, 1993.

10.12     Agreement in Principle to form Kennecott/Centurion Joint
          Venture.
10.13     Private Placement of 1,404,000 shares

     The following document is incorporated herein by reference and was filed under Form 8-K, dated April 29, 1994.

10.14 Letter Agreement between Consolidated Royal Mines, Inc. and Montana Reserves Company, related to the Montanore Project.

     The following document is incorporated herein by reference and was filed under Form 8-K, dated November 3, 1994.

16.1 Letter to the Commission from Arthur Andersen LLP concurring with disclosures concerning its dismissal as Centurion's independent auditor.

     The following documents are incorporated herein by reference and were filed under Form 10-K, dated January 13, 1995.

 3.2      Articles of Amendment
10.15 Stock Purchase Agreement between Centurion ("CTMC") and Dotson Exploration Company ("DEC") dated February 9, 1994
10.16 First Amendment to Stock Purchase Agreement between CTMC and DEC dated March 21, 1994
10.17 Second Amendment to Stock Purchase Agreement between CTMC and DEC dated March 22, 1994
10.18 Third Amendment to Stock Purchase Agreement between CTMC and DEC dated April 15, 1994
10.19 Agreement and Plan of Reorganization between CTMC and Jefferson-Pacific Corp. ("JP") dated May 20, 1994
10.20 First Amendment to Agreement and Plan of Reorganization between JP and CTMC dated July 14, 1994
10.21 Articles of Share Exchange between JP and CTMC dated September 30, 1994, filed in the State of Utah
10.22 Articles of Share Exchange between JP and CTMC dated September 30, 1994, filed in the State of Washington

     The following document is incorporated herein by reference and was filed under Form 8-K, dated August 23, 1995.

99.1 Letter to Registrant from SEC Salt Lake District Office, dated August 23, 1995, indicating termination of SEC staff inquiry investigation.

     The following documents are filed as Exhibits to this Form SB-2 registration statement:

3.4       Amended Articles of Incorporation.
10.23     Agreement with Royal Silver Mines, Inc.
10.24     Agreement with Nevada Star Resources Corp.
10.25 Agreement with Royal Silver Mines, Inc. - Purchase of interest in Sierra Mojada Project.
10.26     Option - Arizuma Resources of Canada.
10.27     Agreement with San Miguel Mining Corporation.
23.1      Consent of Jensen, Jones & Company
23.2      Consent of Conrad C.  Lysiak

     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

ITEM 26.  Undertakings.

A.   The undersigned Registrant hereby undertakes:

     To provide to the Underwriters, if any, at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

B.   The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,
     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C. Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington, on this 5th day of June, 1998.

                         GRAND CENTRAL SILVER MINES, INC.

                         BY:   /s/ John Ryan, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John Ryan as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                    Date

/s/ Howard M.  Crosby
Howard M. Crosby         Chairman of the Board    June 8, 1998
                         of Directors
/s/ John P.  Ryan
John Ryan                President and a member   June 5, 1998
                         of the Board of Directors
/s/ Orson Mabey, III
Orson Mabey, III         Vice President and a     June 8, 1998
                         member of the Board
                         of Directors
/s/ Carlos Chavez
Carlos Chavez            Secretary/Treasurer      June 8, 1998

/s/ J.D.H. Morgan
J.D.H. Morgan            Member of the Board      June 8, 1998
                         of Directors
/s/ Mike Mason
Mike Mason               Member of the Board      June 6, 1998
                         of Directors